                                                                   EXHIBIT 10(a)

                     $700,000,000 REVOLVING CREDIT FACILITY

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                  by and among

              CONSOLIDATED STORES CORPORATION, an Ohio corporation,
                                   as Borrower

                                       and

                             THE BANKS PARTY HERETO

                                       and

                 THE BANK OF NEW YORK, as Syndication Agent and
                                 Managing Agent

                                       and

                 NATIONAL CITY BANK, as Administrative Agent and
                                 Managing Agent

                                       and

                  PNC BANK, NATIONAL ASSOCIATION, as Arranger,
                     Documentation Agent and Managing Agent

                                       and

           BANK ONE, N.A., as Co-Syndication Agent and Managing Agent

                                       and

                      NATIONSBANK, N.A., as Managing Agent

                     FLEET NATIONAL BANK, as Managing Agent

                  FIRST UNION NATIONAL BANK, as Managing Agent

                                       and

                   BANK OF AMERICA NT & SA, as Managing Agent

                            Dated as of May 15, 1998


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                                TABLE OF CONTENTS

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1.    CERTAIN DEFINITIONS ....................................................................  1
         1.1 Certain Definitions. ............................................................  1
         1.2 Construction. ................................................................... 16
         1.3 Accounting Principles. .......................................................... 18
2.    REVOLVING CREDIT FACILITY .............................................................. 18
         2.1 Revolving Credit Commitments. ................................................... 18
         2.2 Nature of Banks' Obligations With Respect to Revolving Credit Loans. ............ 18
         2.3 Facility Fees. .................................................................. 19
         2.5 Revolving Credit Loan Requests. ................................................. 20
         2.6 Making Revolving Credit Loans. .................................................. 20
         2.7 Revolving Credit Notes. ......................................................... 21
         2.8 Use of Proceeds. ................................................................ 21
         2.9 Letters of Credit Subfacility. .................................................. 21
         2.10 Swing Loans. ................................................................... 26
         2.11 Bid Loan Facility. ............................................................. 27
3.    INTEREST RATES ......................................................................... 30
         3.2 Interest Periods. ............................................................... 30
         3.3 Interest After Default. ......................................................... 31
         3.4 Euro-Rate Unascertainable. ...................................................... 32
         3.5 Selection of Interest Rate Options. ............................................. 33
4.    PAYMENTS ............................................................................... 33
         4.1 Payments. ....................................................................... 33
         4.2 Pro Rata Treatment of Revolving Credit Banks. ................................... 34
         4.3 Interest Payment Dates. ......................................................... 34
         4.4 Voluntary Prepayments. .......................................................... 34
         4.5 Additional Compensation in Certain Circumstances. ............................... 35
5.    REPRESENTATIONS AND WARRANTIES ......................................................... 36
         5.1 Representations and Warranties. ................................................. 36
         5.2 Subsidiaries Other Than Material Subsidiaries. .................................. 44
         5.3 Updates to Schedules. ........................................................... 44
6.    CONDITIONS OF LENDING .................................................................. 44
         6.2 Each Additional Loan. ........................................................... 48

7.    COVENANTS .............................................................................. 48
         7.1 Affirmative Covenants. .......................................................... 48
         7.2.1 Indebtedness. ................................................................. 50

                                       i
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
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                                TABLE OF CONTENTS
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
         7.3 Reporting Requirements. ......................................................... 57
8.       DEFAULT ............................................................................. 61
         8.1 Events of Default. .............................................................. 61
         8.2 Consequences of Event of Default. ............................................... 64
         8.3 Notice of Sale. ................................................................. 66
9.       THE MANAGING AGENTS ................................................................. 66
         9.1 Appointment. .................................................................... 66
         9.2 Delegation of Duties. ........................................................... 67
         9.3 Nature of Duties; Independent Credit Investigation. ............................. 67
         9.4 Actions in Discretion of Documentation Agent and Administrative Agent;
                Instructions From the Banks................... ............................... 67

         9.5 Reimbursement and Indemnification of Administrative Agent and Documentation
                Agent by the Borrower......................................................... 68

         9.6 Exculpatory Provisions. ......................................................... 68
         9.7 Reimbursement and Indemnification by Banks of the Documentation Agent,
                the Managing Agents, the Syndication Agent and the Administrative Agent....... 69

         9.8 Reliance by Documentation Agent, Administrative Agent, Managing Agents
                and Syndication Agent. ................. ..................................... 69
         9.9 Notice of Default. .............................................................. 70
         9.10 Notices. ....................................................................... 70
         9.11 Banks in Their Individual Capacities. .......................................... 70
         9.12 Holders of Notes. .............................................................. 70
         9.13 Equalization of Banks. ......................................................... 70
         9.14 Successor Administrative and Documentation Agents. ............................. 71
         9.15 Other Fees. .................................................................... 71
         9.16 Availability of Funds. ......................................................... 71
         9.17 Calculations. .................................................................. 72
         9.18 Beneficiaries. ................................................................. 72
         9.19 Absence of Duties of Managing Agents and Syndication Agent. .................... 72
10.      MISCELLANEOUS ....................................................................... 72
         10.1 Modifications, Amendments or Waivers. .......................................... 72
         10.2 No Implied Waivers; Cumulative Remedies; Writing Required. ..................... 73
         10.3 Reimbursement and Indemnification of Banks by the Borrower; Taxes. ............. 74
         10.4 Holidays. ...................................................................... 74
         10.5 Funding by Branch, Subsidiary or Affiliate. .................................... 74


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
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
         10.6 Notices. ....................................................................... 75
         10.7 Severability. .................................................................. 75
         10.8 Governing Law. ................................................................. 76
         10.9 Prior Understanding. ........................................................... 76
         10.10  Duration; Survival. .......................................................... 76
         10.11 Successors and Assigns. ....................................................... 76
         10.12 Confidentiality. .............................................................. 78
         10.13 Counterparts. ................................................................. 79
         10.14 Documentation Agent's or Bank's Consent. ...................................... 79
         10.15 Exceptions. ................................................................... 79
         10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL. ....................................... 79
         10.17 Tax Withholding Clause. ....................................................... 80
         10.18 Joinder of Guarantors. ........................................................ 80


                         LIST OF SCHEDULES AND EXHIBITS

         SCHEDULE

         SCHEDULE 1.1(A)       -   PRICING GRID
         SCHEDULE 1.1(B)       -   COMMITMENTS OF BANKS
         SCHEDULE 1.1(P)       -   PERMITTED LIENS
         SCHEDULE 5.1.1        -   SUBSIDIARIES
         SCHEDULE 5.1.3        -   SUBSIDIARY MATTERS
         SCHEDULE 5.1.13       -   CONSENTS AND APPROVALS
         SCHEDULE 5.1.18       -   MATERIAL CONTRACTS
         SCHEDULE 5.1.20       -   EMPLOYEE BENEFIT PLAN DISCLOSURES
         SCHEDULE 5.1.22       -   ENVIRONMENTAL DISCLOSURES
         SCHEDULE 7.2.1        -   EXISTING INDEBTEDNESS
         SCHEDULE 7.2.4        -   LOANS AND INVESTMENTS


         EXHIBITS

         EXHIBIT 1.1(A)        -   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
         EXHIBIT 1.1(B)        -   BID NOTE
         EXHIBIT 1.1(D)        -   DESIGNATION AGREEMENT
         EXHIBIT 1.1(I)(1)     -   FORM OF INTERCOMPANY NOTE
         EXHIBIT 1.1(R)        -   FORM OF REVOLVING CREDIT NOTE
         EXHIBIT 1.1(S)        -   FORM OF SWING LOAN NOTE
         EXHIBIT 2.5           -   FORM OF LOAN REQUEST
         EXHIBIT 2.10.2        -   FORM OF SWING LOAN REQUEST
         EXHIBIT 2.11.1        -   BID LOAN REQUEST
         EXHIBIT 2.11.2        -   FORM OF BID
         EXHIBIT 2.11.3(A)     -   NOTICE OF ACCEPTANCE TO SUCCESSFUL BIDDERS
         EXHIBIT 2.11.3(B)     -   NOTICE OF ACCEPTANCE TO OTHER REVOLVING
                                     CREDIT BANKS
         EXHIBIT 6.1.3.3(A)    -   ACKNOWLEDGMENT RE GUARANTY AGREEMENT AND
                                     INTERCOMPANY SUBORDINATION AGREEMENT
         EXHIBIT 6.1.3.3(B)    -   JOINDER TO GUARANTY AGREEMENT AND
                                     INTERCOMPANY SUBORDINATION AGREEMENT
         EXHIBIT 6.1.4         -   OPINION OF COUNSEL
         EXHIBIT 7.3.3         -   FORM OF COMPLIANCE CERTIFICATE

                      AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of May 15, 1998 and is made by and among CONSOLIDATED STORES CORPORATION, an Ohio corporation (the "Borrower"), the BANKS (as hereinafter defined), and THE BANK OF NEW YORK, in its capacity as Syndication Agent and as a Managing Agent, NATIONAL CITY BANK, in its capacity as Administrative Agent ("Administrative Agent") and as a Managing Agent, PNC BANK, NATIONAL ASSOCIATION, in its capacity as Arranger, as Documentation Agent (the "Documentation Agent") and as a Managing Agent, and BANK ONE, N.A., in its capacity as a Co-Syndication Agent and a Managing Agent and NationsBank, N.A., Fleet National Bank, Bank of America NT & SA, and First Union National Bank, as Managing Agents.

                                   WITNESSETH:

         WHEREAS, the Borrower had requested a revolving credit facility in an aggregate principal amount of $700,000,000; and

         WHEREAS, the Banks which executed a Credit Agreement dated as of May 3, 1996, as amended (the "Prior Credit Agreement"), provided a revolving credit facility not to exceed $600,000,000; and

         WHEREAS, the Banks are willing to provide a credit facility in an aggregate principal amount of $700,000,000 upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                             1. CERTAIN DEFINITIONS

         1.1      CERTAIN DEFINITIONS.

         In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

         ADMINISTRATIVE AGENT shall mean National City Bank, in its capacity as Administrative Agent and its successors and assigns.

         ADMINISTRATIVE AGENT'S FEE shall have the meaning assigned to that term in Section 9.15.

         AFFILIATE as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 15% or more of any class of the voting or other equity interests of such Person, or (iii) 15% or more of any class of voting or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

         AGREEMENT shall mean this Amended and Restated Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

         ACKNOWLEDGMENT shall have the meaning assigned to such term in Section 6.1.3.3.

         ANNUAL STATEMENTS shall have the meaning assigned to that term in
Section 5.1.9(i).

         APPLICABLE DOCUMENTARY ACCEPTED TIME DRAFT LC PERCENTAGE shall have the meaning assigned to that term in Section

         APPLICABLE DOCUMENTARY LC PERCENTAGE shall mean that percentage rate per annum based on the level of Debt Rating then in effect according to the pricing grid on SCHEDULE 1.1(A) below the heading "Documentary LC Percentage." The Applicable Documentary LC Percentage shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

         APPLICABLE FACILITY PERCENTAGE shall mean the percentage rate per annum based on the level of Debt Rating then in effect according to the pricing grid on SCHEDULE 1.1(A) below the heading "Facility Fee.". The Applicable Facility Fee Percentage shall be computed in accordance with the parameters set forth on
Schedule 1.1(A).

         APPLICABLE MARGIN shall mean, as applicable:

         (A) the percentage spread to be added to Euro-Rate under the Revolving Credit Euro-Rate Option based on the level of Debt Rating then in effect according to the pricing grid on SCHEDULE 1.1(A) below the heading "Revolving Credit Euro-Rate Spread", or

         (B) the percentage spread to be added to Base Rate under the Revolving Credit Base Rate Option which is zero; or

         The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

         ASSIGNMENT AND ASSUMPTION AGREEMENT shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Administrative Agent on behalf of the other Revolving Credit Banks, substantially in the form of EXHIBIT 1.1(A).

         AUTHORIZED OFFICER shall mean those individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

         BANKS shall mean each of the Revolving Credit Banks and each of the Designated Lenders.

         BASE RATE shall mean the greater of (i) the interest rate per annum announced from time to time by National City Bank at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by National City Bank, or (ii) the Federal Funds Effective Rate plus 1/2% per annum.

         BASE TANGIBLE NET WORTH shall mean the sum of (i) $900,000,000 plus
(ii) 50% of net income of the Company and its Subsidiaries for each fiscal quarter in which net income was earned (as opposed to a net loss) from and after January 31, 1998, through the date of determination as determined and consolidated in accordance with GAAP plus (iii) 50% of the net cash proceeds from the sale of any capital stock or other equity interest of the Company less any sums paid or owing by the Company since the date hereof with respect to the redemption, repurchase or other retirement or cancellation of any of its capital stock or other equity interests.

         BENEFIT ARRANGEMENT shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

         BID shall have the meaning assigned to such term in Section 2.11.2.

         BID LOAN FIXED RATE OPTION shall mean the option of the Borrower to request that the Revolving Credit Banks submit Bids to make Bid Loans bearing interest at a fixed rate per annum quoted by such Revolving Credit Banks as a numerical percentage (and not as a spread over another rate such as the Euro-Rate).

         BID LOAN INTEREST PERIOD shall have the meaning assigned to such term in Section 2.11.1.

         BID LOAN REQUEST shall have the meaning assigned to such term in
Section 2.11.1.

         BID LOANS shall mean collectively and BID LOAN shall mean separately all of the loans or any loan made by any of the Revolving Credit Banks to the Borrower pursuant to Section 2.11.

         BID NOTES shall mean collectively and BID NOTE shall mean separately all of the promissory notes or any promissory note of the Borrower in the form of EXHIBIT 1.1(B) evidencing the Bid Loans together with all amendments, extensions, renewals, replacements, refinancings or refunds thereof in whole or in part.

         BORROWER shall mean Consolidated Stores Corporation, a corporation organized and existing under the laws of the State of Ohio.

         BORROWING DATE shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

         BORROWING TRANCHE shall mean specified portions of Revolving Credit Loans or Bid Loans outstanding as follows: (i) any Loans to which a Revolving Credit Euro-Rate Option or a Bid Loan Fixed Rate Option applies under the applicable Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Revolving Credit Loans to which a Revolving Credit Base Rate Option applies shall constitute one Borrowing Tranche.

         BUSINESS DAY shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Columbus, Ohio or New York, New York, and, if the applicable Business Day relates to any Revolving Credit Loan to which the Revolving Credit Euro-Rate Option applies, such day must also be a day on which dealings in Dollar deposits are carried on in the London interbank market.

         CAPITALIZED LEASE shall mean any lease of Property by a Person as lessee which is a capital lease in accordance with GAAP.

         CLOSING DATE shall mean May 15, 1998.

         CO-AGENTS shall mean Bank of Tokyo - Mitsubishi Trust Company and KeyBank National Association.

         COMPANY shall mean Consolidated Stores Corporation, a Delaware corporation, which beneficially owns directly or indirectly all of the capital stock of the Borrower and its Subsidiaries.

         CONSOLIDATED EBIT for any period of determination shall mean an amount equal to (A) the sum of (i) the net income for such period plus (ii) interest expense in respect of Indebtedness to the extent deducted in determining net income for such period ("Interest Expense"), plus (iii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing net income for such period, minus (B) all extraordinary income and gains to net income to the extent included in net income for such period, in each case of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         CONSOLIDATED INTEREST EXPENSE for any period of determination shall be equal to the Interest Expense of the Company and its Subsidiaries as determined in subclause (ii) of clause (A) of the definition of the term "Consolidated EBIT" for such period on a consolidated basis in accordance with GAAP.

         CONSOLIDATED MATURING RENTALS shall mean the aggregate rental amounts payable by the Company and its Subsidiaries for the most recent four (4) full consecutive fiscal quarters immediately preceding the date of determination under any lease of Property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of less than one year (but does not include any amounts payable under Capitalized Leases), determined in accordance with GAAP.

         CONSOLIDATED RENTALS shall mean the aggregate rental amounts payable by the Company and its Subsidiaries for the most recent four (4) full consecutive fiscal quarters immediately preceding the date of determination under any lease of Property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under Capitalized Leases), determined in accordance with GAAP.

         CONSOLIDATED TANGIBLE NET WORTH shall mean as of any date of determination total stockholders' equity less intangible assets of the Company and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

         CO-SYNDICATION AGENT shall mean Bank One, N.A., in its capacity as the Co-Syndication Agent hereunder.

         DEBT RATING shall mean the rating by either Standard & Poor's or Moody's of the senior unsecured Indebtedness of the Borrower having an original maturity of more than one year.

         DESIGNATED LENDER shall mean any Person who has been designated by a Revolving Credit Bank to fund Bid Loans and has executed a Designation Agreement and thereby become a party to this Agreement pursuant to Section 10.11.3.1.

         DESIGNATING BANK shall have the meaning assigned to such term in
Section 10.11.3.1.

         DESIGNATION AGREEMENT means a designation agreement entered into by a Revolving Credit Bank and a Designated Lender and accepted by the Administrative Agent, in substantially the form of EXHIBIT 1.1(D).

         DOCUMENTARY LETTER OF CREDIT shall have the meaning assigned to that term in Section 2.9.1.

         DOCUMENTARY LETTER OF CREDIT OUTSTANDINGS shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Documentary Letters of Credit (which excludes Documentary Letter of Credit of (Time Draft) Outstandings) and (ii) without duplication, the aggregate amount of all unpaid and outstanding Reimbursement Obligations relating to Documentary Letters of Credit.

         DOCUMENTARY LETTER OF CREDIT (TIME DRAFT) OUTSTANDINGS shall mean at any time the aggregate face amount of all drafts outstanding under any Documentary Letters of Credit which the applicable Issuing Letter of Credit Bank has accepted for payment, but has not yet paid, because such drafts are payable at a later date that has not yet occurred.

         DOCUMENTATION AGENT shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as Documentation Agent.

         DOLLAR, DOLLARS, U.S. DOLLARS and the symbol $ shall mean lawful money of the United States of America.

         ENVIRONMENTAL COMPLAINT shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant, to any of the Environmental Laws or any Environmental Conditions, as the case may be.

         ENVIRONMENTAL CONDITIONS shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, any Property.

         ENVIRONMENTAL LAWS shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, and consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

         ERISA GROUP shall mean, at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

         EURO-RATE shall mean with respect to the Revolving Credit Loans comprising any Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upward to the nearest 1/16 of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates set forth on the "LIBO" page of the Reuters Monitor Money Rate Service (or appropriate successor) or, if Reuters or its successor ceases to provide such quotes, a comparable replacement determined by the Administrative Agent, at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                       Average of London interbank offered rates
                       on LIBO page of Reuters Monitor Money
      Euro-Rate =      Rate Service or appropriate successor
                       -------------------------------------
                       1.00 - Euro-Rate Reserve Percentage

         The Euro-Rate shall be adjusted with respect to any Revolving Credit Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

         EURO-RATE RESERVE PERCENTAGE shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Managing Agents which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System.

         EVENT OF DEFAULT shall mean any of the events described in Section 8.1.

         EXECUTIVE OFFICER shall mean as to any designated Person a natural Person who constitutes an executive officer of such designated Person for purposes of item 401(b) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

         EXPIRATION DATE shall mean May 15, 2003.

         FACILITY FEE shall have the meaning assigned to that term in Section
2.3.

         FEDERAL FUNDS EFFECTIVE RATE for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; PROVIDED, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day of which such rate was announced.

         FINANCIAL PROJECTIONS shall have the meaning assigned to that term in
Section 5.1.9(ii).

         FIXED CHARGE COVERAGE RATIO shall mean on any date of determination, the ratio of (i) the sum of (a) Consolidated EBIT for the most recent four (4) full consecutive fiscal quarters immediately preceding the date of determination plus (b) Consolidated Rentals plus (c) Consolidated Maturing Rentals, to (ii) Fixed Charges.

         FIXED CHARGES shall mean for any period of determination the sum of (i) Consolidated Interest Expense for the most recent four (4) full consecutive fiscal quarters immediately preceding the date of determination, plus (ii) Consolidated Rentals plus (iii) Consolidated Maturing Rentals, plus (iv) dividends paid by the Company and payments by Company for the purchase or redemption of its capital stock for the four (4) full consecutive fiscal quarters immediately preceding the date of determination.

         FIXED RATE shall mean a fixed interest rate quoted by a Revolving Credit Bank in its Bid to apply to such Revolving Credit Bank's Bid Loan over the term of such Bid Loan if such Revolving Credit Bank's Bid is accepted.

         GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

         GOVERNMENTAL ACTS shall have the meaning assigned to that term in
Section 2.9.8.

         GUARANTOR shall mean each of the Company and the Subsidiaries of the Company which is designated as a "Guarantor" on the signature page to the Master Guaranty Agreement and each other Subsidiary of the Company which joins the Master Guaranty Agreement and the other Loan Documents as a Guarantor after the date hereof pursuant to Section 10.18.

         GUARANTOR JOINDER shall mean a joinder to the Master Guaranty Agreement as provided in the Master Guaranty Agreement.

         GUARANTY of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

         HISTORICAL STATEMENTS shall have the meaning assigned to that term in
Section 5.1.9(i).

         INDEBTEDNESS shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device,
(iv) any other transaction (including forward sale or purchase agreements, capitalized leases (but not operating leases) and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables, trade credits and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money. For purposes only of determining the ratio of total indebtedness to total capitalization in Section 0, the Subordinated Notes shall be excluded from the term "Indebtedness" used in such section.

         INTERCOMPANY LOANS shall mean loans made by one Loan Party to one or more other Loan Parties or their Subsidiaries and, in the case of loans between the Borrower and the Material Subsidiaries, evidenced by intercompany notes (the "Intercompany Notes") in the form attached hereto as Exhibit 1.1(I)(1).

         INTERCOMPANY NOTES shall have the meaning assigned to that term in the definition of the term "Intercompany Loans".

         INTEREST PAYMENT DATE shall mean each date specified for the payment of interest in Section 4.3.

         INTEREST PERIOD shall mean either a Bid Loan Interest Period or a Revolving Credit Interest Period.

         INTEREST RATE OPTION shall mean any Revolving Credit Euro-Rate Option, the Bid Loan Fixed Rate Option or Revolving Credit Base Rate Option.

         INTERNAL REVENUE CODE shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

         ISSUING LETTER OF CREDIT BANK shall mean with respect to a Letter of Credit a Qualified Letter of Credit Bank which has issued that Letter of Credit pursuant to Section 2.9."

         JOINDER shall have the meaning assigned to such term in Section
6.1.3.3.

         LABOR CONTRACTS shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

         LAW shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

         LETTER OF CREDIT shall have the meaning assigned to that term in
Section 2.9.1.

         LETTER OF CREDIT OUTSTANDINGS shall mean at any time the sum of (i) the Documentary Letter of Credit Outstandings, (ii) the Standby Letter of Credit Outstandings, (iii) the Documentary Letter of Credit (Time Draft) Outstandings and (iv) without duplication, the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

         LETTERS OF CREDIT FEES shall have the meaning assigned to that term in
Section 2.9.3.

         LIEN shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

         LOAN DOCUMENTS shall mean this Agreement, the Master Guaranty Agreement, the Master Intercompany Subordination Agreement, the Revolving Credit Notes, the Bid Notes, the Joinder and the Acknowledgment, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and LOAN Document shall mean any of the Loan Documents.

         LOAN PARTIES shall mean the Borrower and the Guarantors.

         LOAN REQUEST shall mean either a Revolving Credit Loan Request or a Bid Loan Request.

         LOANS shall mean collectively and LOAN shall mean separately all Revolving Credit Loans, Swing Loans and Bid Loans or any Revolving Credit Loan, Swing Loan or Bid Loan.

         MANAGING AGENTS shall mean all of the financial institutions identified as a Managing Agent on the first page hereof, each of which is referred to herein as a "Managing Agent", and their successors and assigns, in their capacity as Managing Agents.

         MASTER GUARANTY AGREEMENT shall mean the Master Guaranty and Suretyship Agreement, dated as of May 3, 1996, as amended, executed and delivered by the Company and the other Guarantors to the Administrative Agent for the benefit of the Revolving Credit Banks.

         MASTER INTERCOMPANY SUBORDINATION AGREEMENT shall mean the Master Intercompany Subordination Agreement, dated as of May 3, 1996, as amended, among the Loan Parties.

         MATERIAL ADVERSE CHANGE shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties and their Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties and their Subsidiaries taken as a whole to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Documentation Agent or any of the Revolving

Credit Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

         MATERIAL SUBSIDIARY shall mean any of C.S. Ross Company, an Ohio corporation, KB Toy of California, Inc., a Delaware corporation, K.B. Consolidated, Inc., an Ohio corporation, Kay-Bee Center, Inc., a California corporation, and any Subsidiary of the Borrower or the Company having at least 10% of the total consolidated assets of the Company and its Subsidiaries or at least 10% of the total consolidated revenues of the Company and its Subsidiaries for the 12-month period ending on the last day of the most recent fiscal quarter of the Company. Notwithstanding the foregoing, each of KB Toy of Wisconsin, Inc., TRO, Inc. and Kay-Bee Toy & Hobby Shops, Inc. (each a "Deemed NM Subsidiary") shall not be considered to be a Material Subsidiary so long as the operating assets (as opposed to assets consisting of capital stock) of such Deemed NM Subsidiary shall not exceed 10% of the total consolidated operating assets of the Company and its Subsidiaries and the revenues of such Deemed NM Subsidiary (excluding revenues of Subsidiaries of such Deemed NM Subsidiary which may be consolidated with the revenues of such Deemed NM Subsidiary under
GAAP) shall not exceed 10% of the total consolidated revenues of the Company and its Subsidiaries for the 12-month period ending on the last day of the most recent fiscal quarter of the Company.

         MONTH, with respect to an Interest Period under the Revolving Credit Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

         MOODY'S shall mean Moody's Investors Service, Inc., or any successor thereto.

         MULTIEMPLOYER PLAN shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

         MULTIPLE EMPLOYER PLAN shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

         NOTES shall mean the Revolving Credit Notes and the Bid Notes and NOTE shall mean any Revolving Credit Note or Bid Note.

         NOTICES shall have the meaning assigned to that term in Section 10.6.

         OBLIGATION shall mean any obligation or liability of any of the Loan Parties to the Documentation Agent, the Syndication Agents, the Administrative Agent, the Managing Agents, the Issuing Letter of Credit Banks or any of the Revolving Credit Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit or any other Loan Document.

         OFFERED AMOUNT shall have the meaning assigned to such term in Section 2.11.2.

         OFFICIAL BODY shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

         PERMITTED INVESTMENTS shall mean:

         (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

         (ii) commercial paper maturing in 180 days or less rated not lower than A-1 by Standard & Poor's or P-1 by Moody's on the date of acquisition; and

         (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition.

         PERMITTED LIENS shall mean:

         (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

         (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

         (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

         (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

         (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

         (vi) Liens and security interests in favor of the Administrative Agent for the benefit of the Revolving Credit Banks or any Issuing Letter of Credit Bank in the application for a Letter of Credit;

         (vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party or other interest or title of the lessor under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

         (viii) Any Lien existing on the date of this Agreement and described on
Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased (although it may be refinanced), and no additional assets become subject to such Lien;

         (ix) Purchase Money Security Interests to the extent that (X) such Purchase Money Security Interests attach to inventory purchased in the ordinary course of business pursuant to customary payment terms and are not perfected by the filing of financing statements or other public filings or (Y) the aggregate amount of loans and deferred payments secured by Purchase Money Security Interests not described in the foregoing clause (X) do not exceed at any one time outstanding $10,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

         (x) Liens relating to the licensing by Borrower, the other Loan Parties or their Subsidiaries of intellectual property;

         (xi) Liens relating to a sublease entered into by a Loan Party or its Subsidiary;

         (xii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry or (C) if payments thereof are covered in full (subject to customary deductibles) by an insurance company of reputable standing which insurance company has acknowledged that the applicable policy applies to the following and is not reserving any right to contest applicability, and in any case they do not in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

               (1) Claims or Liens for taxes, assessments or charges by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

               (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

               (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; and

               (xiii) additional Liens securing Indebtedness not to exceed $10,000,000.

         PERSON shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, limited liability company, government or political subdivision or agency thereof, or any other entity.

         PLAN shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

         PNC BANK shall mean PNC Bank, National Association, its successors and assigns.

         POTENTIAL DEFAULT shall mean any event or condition which with notice, passage of time or a determination by the Managing Agents or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

         PRINCIPAL OFFICE shall mean the main banking office of the Administrative Agent in Columbus, Ohio or the main banking office of a Managing Agent at the address shown on the signature page hereto, as the case may be.

         PRIOR CREDIT AGREEMENT shall have the meaning assigned to such term in the preambles to this Agreement.

         PROHIBITED TRANSACTION shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

         PROPERTY shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

         PURCHASE MONEY SECURITY INTEREST shall mean Liens upon real or personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such property.

         PURCHASING BANK shall mean a Revolving Credit Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

         QUALIFIED LETTER OF CREDIT BANK shall mean any Revolving Credit Bank designated as such in a written notice by the Borrower to the Administrative Agent to which the Administrative Agent has not reasonably objected or such Revolving Credit Bank has not objected to a Revolving Credit Bank's designation as such within five (5) Business Days of receipt of the Borrower's written notice of such designation and which designation has not been revoked in a written notice by the Borrower to the Administrative Agent, provided, however, that the Borrower may not have more than four (4) Revolving Credit Banks so designated at any one time.

         RATABLE SHARE shall mean the proportion that a Revolving Credit Bank's Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Revolving Credit Banks.

         REGULATED SUBSTANCES shall mean any substance including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products and coproducts, impurities, dust, scrap, and heavy metals defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

         REGULATION U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

         REIMBURSEMENT OBLIGATION shall have the meaning assigned to such term in Section 2.9.4.

         REPORTABLE EVENT shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

         REQUESTED AMOUNT shall have the meaning assigned to such term in
Section 2.11.1.

         REQUIRED BANKS shall be defined as follows: (i) prior to the termination of the Revolving Credit Commitments, "Required Banks" shall mean Revolving Credit Banks whose Revolving Credit Commitments aggregate at least 66 2/3% of the Revolving Credit Commitments of all of the Revolving Credit Banks, and (ii) after the earlier of the date on which the Revolving Credit Commitments are terminated or the date on which Revolving Credit Loans or any other Indebtedness of the Borrower to the Revolving Credit Banks shall have become due and payable pursuant to Section 8.2, "Required Banks" shall mean Banks whose outstanding Loans and Ratable Share (as determined pursuant to Section 2.9.2) in the face amount of outstanding Letters of Credit and Reimbursement Obligations aggregate at least 66 2/3% of the total principal amount of the Loans and the face amount of Letters of Credit and Reimbursement Obligations outstanding hereunder.

         REVOLVING CREDIT BANKS shall mean the financial institutions named on
SCHEDULE 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a "Revolving Credit Bank."

         REVOLVING CREDIT BASE RATE OPTION shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(i).

         REVOLVING CREDIT COMMITMENT shall mean, as to any Revolving Credit Bank at any time the amount initially set forth opposite its name on SCHEDULE 1.1(B) in the column labeled "Revolving Credit Commitment" and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, as the same may have been reduced in accor-dance with Section 2.4 and REVOLVING CREDIT COMMITMENTS shall mean the aggregate Revolving Credit Commitments of all of the Revolving Credit Banks.

         REVOLVING CREDIT EURO-RATE OPTION shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(ii).

         REVOLVING CREDIT INTEREST PERIOD shall have the meaning assigned to such term in Section 3.2.

         REVOLVING CREDIT LOAN REQUEST shall have the meaning assigned to such term in Section 2.5.

         REVOLVING CREDIT LOANS shall mean collectively and REVOLVING CREDIT LOAN shall mean separately all loans or any loan made by the Revolving Credit Banks or one of the Revolving Credit Banks to the Borrower pursuant to Section
2.1 or 2.9.4. A Bid Loan is not a Revolving Credit Loan, except that it will be treated as a Revolving Credit Loan following a termination of the Revolving Credit Commitments or an acceleration of the Revolving Credit Loans hereunder pursuant to Section 8.2.1 or 8.2.2 as provided in Section 8.2.3.

         REVOLVING CREDIT NOTES shall mean collectively and REVOLVING CREDIT NOTE shall mean separately all the Revolving Credit Notes of the Borrower in the form attached hereto as EXHIBIT 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

         REVOLVING FACILITY USAGE shall mean at any time the sum of the Revolving Credit Loans outstanding, the Bid Loans outstanding, the Swing Loans outstanding and the Letter of Credit Outstandings.

         ROLLOVER LCS shall mean all letters of credit which were issued by the Issuing Letter of Credit Banks under the Prior Credit Agreement prior to the date hereof upon the application of the Borrower or one of its Subsidiaries and are outstanding on the Closing Date.

         SETTLEMENT DATE shall have the meaning assigned thereto in Section 2.10.5.

         SHARES shall have the meaning assigned to that term in Section 5.1.2.

         STANDARD & POOR'S shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, or any successor thereto.

         STANDBY LETTER OF CREDIT shall have the meaning assigned to that term in Section 2.9.1.

         STANDBY LETTER OF CREDIT OUTSTANDINGS shall mean at any time the sum of
(i) the aggregate undrawn face amount of outstanding Standby Letters of Credit and (ii) without duplication, the aggregate amount of all unpaid and outstanding Reimbursement Obligations relating to Standby Letters of Credit.

         SUBORDINATED NOTE AGREEMENT shall mean that certain Note Agreement dated as of May 9, 1997, between the Borrower and the purchasers thereof for the purchase of $100,000,000 principal amount of 7% Senior Subordinated Notes due May 4, 2000 as hereafter amended, replaced or restated.

         SUBORDINATED NOTES shall mean the Notes issued by the Borrower on May 16, 1997 pursuant to the Subordinated Note Agreement as hereafter amended, replaced or restated, including replacement Subordinated Notes issued thereafter to transferees of holders thereof.

         SUBSIDIARY of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or
(ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person and/or one or more of such Person's Subsidiaries.

         SUBSIDIARY SHARES shall have the meaning assigned to that term in
Section 5.1.3.

         SWING LENDER shall mean National City Bank.

         SWING LOAN COMMITMENT shall mean the Swing Lender's commitment to make Swing Loans to the Borrower pursuant to Section 2.10 in an aggregate principal amount up to but not in excess of $30,000,000.

         SWING NOTE shall mean the Swing Note of the Borrower in the form of
EXHIBIT 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

         SWING LOAN REQUEST shall mean a request for Swing Loans made in accordance with Section 2.10.2.

         SWING LOANS shall mean collectively and SWING LOAN shall mean separately all Swing Loans or any Swing Loan made by the Swing Lender to the Borrower pursuant to Section 2.10.

         SYNDICATION AGENT shall mean The Bank of New York, in its capacity as the Syndication Agent hereunder.

         TRANSFEROR BANK shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

         YEAR 2000 PROBLEM shall have the meaning assigned to such term in
Section 5.1.24.

         1.2      CONSTRUCTION.

         Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

              1.2.1     NUMBER; INCLUSION.

         References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

              1.2.1     DETERMINATION.

         References to "determination" of or by the Administrative Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

              1.2.3     DOCUMENTATION AGENT'S DISCRETION AND CONSENT.

         Whenever the Documentation Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good-faith;

              1.2.4     DOCUMENTS TAKEN AS A WHOLE.

         The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

              1.2.5     HEADINGS.

         The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

              1.2.6     IMPLIED REFERENCES TO THIS AGREEMENT.

         Article, section, subsection, clause, schedule and exhibit references are to this Agreement or such other Loan Document, as the case may be, unless otherwise specified;

              1.2.7     PERSONS.

         Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

              1.2.8     MODIFICATIONS TO DOCUMENTS.

         Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

              1.2.9     FROM, TO AND THROUGH.

         Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

              1.2.10    SHALL; WILL.

         References to "shall" and "will" are intended to have the same meaning.

         1.3      ACCOUNTING PRINCIPLES.

         Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. In the event that on or after the date hereof, a material change occurs in GAAP, the Banks and the Borrower will consult in good faith regarding whether such change in GAAP affects any financial covenants contained herein that should be adjusted due to such change in GAAP.

                          2. REVOLVING CREDIT FACILITY
                             --------------------------

         2.1      REVOLVING CREDIT COMMITMENTS.

         Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Credit Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date in an aggregate principal amount not to exceed at any one time such Revolving Credit Bank's Revolving Credit Commitment minus such Revolving Credit Bank's Ratable Share of the Letter of Credit Outstandings. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1; provided that in no event shall the Revolving Facility Usage exceed, at any one time, an amount equal to the Revolving Credit Commitments less the face amount of commercial paper issued by the Borrower and its Subsidiaries.

         2.2      NATURE OF BANKS' OBLIGATIONS WITH RESPECT TO REVOLVING
                  CREDIT LOANS.

         Each Revolving Credit Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share. The aggregate of each Revolving Credit Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Outstandings. The obligations of each Revolving Credit Bank hereunder are several. The failure of any Revolving Credit Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Revolving Credit Bank

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

to perform its obligations hereunder. The Revolving Credit Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

         2.3      FACILITY FEES.

         The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Bank, as consideration for such Revolving Credit Bank's Revolving Credit Commitment hereunder, a nonrefundable facility fee (the "Facility Fee") at the times and in the amounts as follows:

         (A) on the Closing Date in an amount equal to the product of the following: (i) a fraction equal to the number of days remaining in the quarter ending on May 31, 1998 as of such Closing Date divided by 365, (ii) the Applicable Facility Percentage as of such Closing Date, and (iii) the amount of such Bank's Revolving Credit Commitment (regardless of usage) as of such effective date, and

         (B) on the first Business Day of each June, September, December and March after the Closing Date until the Expiration Date in an amount equal to the product of the following: (i) 25%, (ii) the Applicable Facility Percentage in effect on the due date of such payment, and (iii) the amount of such Revolving Credit Bank's Revolving Credit Commitment (regardless of usage) as of the due date of such payment; except that the Facility Fee on the last payment date prior to the Expiration Date shall equal the product of the following: (i) a fraction equal to the number of days remaining in the quarter in which the Expiration Date falls through the Expiration Date divided by 365 or 366, as applicable, (ii) the Applicable Facility Percentage in effect on the due date of such payment, and (iii) the amount of such Bank's Revolving Credit Commitment (regardless of usage) as of the due date of such payment.

         2.4      REDUCTION OF REVOLVING CREDIT COMMITMENTS.

              2.4.1     VOLUNTARY REDUCTION OF REVOLVING CREDIT COMMITMENTS.

         The Borrower shall have the right at any time and from time to time upon not less than three (3) Business Days' prior written notice to the Revolving Credit Banks to permanently reduce, in whole multiples of $10,000,000, or terminate the Revolving Credit Commitments without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Facility Fee then accrued on the amount of such reduction or termination and (b) prepayment of the Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.5) and the Borrower shall deposit in a non-interest bearing account (provided that with the consent of the Issuing Letter of Credit Banks and the Administrative Agent, such consent not to be unreasonably withheld, such account may be an interest bearing account) with the Administrative Agent, as cash collateral for its Obligations in respect of the Letters of Credit and related applications and agreements, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Revolving Credit Banks, and grants to the Administrative Agent and the Revolving Credit Banks a security interest in, all such cash as security for such Obligations, to the extent that the Revolving Facility Usage then exceeds the difference between the Revolving Credit Commitments as so reduced or terminated and the face amount of the commercial paper issued by the Borrower and its Subsidiaries. From time to time the Administrative Agent shall return to the Borrower any excess of the amount held in such account over the amount by which the Revolving Facility Usage then ex-ceeds the Revolving Credit Commitments. From the effective date of any such reduction or termination, the obligations of Borrower to pay the Facility Fee pursuant to Section 2.3 shall correspondingly be reduced or cease.

         2.5      REVOLVING CREDIT LOAN REQUESTS.

         Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Revolving Credit Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2, by delivering to the Administrative Agent, not later than 2:00 p.m., Columbus, Ohio time, (i) three
(3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies or the conversion to or the renewal of the Revolving Credit Euro-Rate Option for any Revolving Credit Loans; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Revolving Credit Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Revolving Credit Base Rate Option for any Revolving Credit Loan, of a duly completed request therefor substantially in the form of EXHIBIT 2.5 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Revolving Credit Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Credit Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies and not less than the lesser of $5,000,000 or the maximum amount available for Borrowing Tranches to which the Revolving Credit Base Rate Option applies; (iii) whether the Revolving Credit Euro-Rate Option or Revolving Credit Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies, an appropriate Interest Period for the proposed Revolving Credit Loans comprising such Borrowing Tranche.

         2.6      MAKING REVOLVING CREDIT LOANS.

         The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.5, notify the Revolving Credit Banks of its receipt of the related Revolving Credit Loan Request specifying: (i) the proposed Borrowing Date of such Revolving Credit Loans; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Revolving Credit Banks of such Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Revolving Credit Bank shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Revolving Credit Banks have made funds available to it for such purpose, fund such Revolving Credit Loans to the Borrower in Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Columbus, Ohio time, on the applicable Borrowing Date, PROVIDED that if the Administrative Agent assumes pursuant to Section 9.16 that a Revolving Credit Bank will make available to the Administrative Agent such Revolving Credit Bank's portion of a Revolving Credit Loan and such Revolving Credit Bank fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Revolving Credit Bank on such Borrowing Date, and such Revolving Credit Bank shall be subject to the repayment obligation in
Section 9.16.

         2.7      REVOLVING CREDIT NOTES.

         The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Revolving Credit Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note payable to the order of such Revolving Credit Bank in a face amount equal to the Revolving Credit Commitment of such Revolving Credit Bank.

         2.8      USE OF PROCEEDS.

         The proceeds from Loans made shall be used for working capital and similar general corporate purposes and in accordance with Section 7.1.10 [Use of Proceeds], and to make other payments as permitted herein.

         2.9      LETTERS OF CREDIT SUBFACILITY.

              2.9.1     ISSUANCE OF LETTERS OF CREDIT.

         Borrower or a Material Subsidiary may request the issuance of (or modification of any issued) commercial letters of credit in connection with the Borrower's or Subsidiary of the Borrower's purchase of goods and services (each a "Documentary Letter of Credit") and standby letters of credit for the benefit of workmen's compensation or liability insurers, state and federal agencies to assure compliance with applicable Laws and other Persons in support of refund, warranty or other obligations of the Borrower or a Subsidiary of the Borrower (each a "Standby Letter of Credit" and together with Documentary Letters of Credit referred to as "Letters of Credit" in the aggregate or individually as a "Letter of Credit") on behalf of itself or another Loan Party by delivering by no later than 10:00 a.m., Columbus, Ohio time, two (2) Business Days in the case of a Documentary Letter of Credit and three (3) Business Days in case of a Standby Letter of Credit prior to the requested date of issuance of such Letter of Credit to the applicable Issuing Letter of Credit Bank with a copy to the Administrative Agent a written notice specifying the proposed beneficiary, date of issuance and expiry date for such Letter of Credit or modification to an existing Letter of Credit and the nature of the transactions to be supported thereby. Subject to the terms and conditions hereof and to the execution of a completed application and agreement for letters of credit in such form as the applicable Issuing Letter of Credit Bank may specify from time to time and in reliance on the agreements of the Revolving Credit Banks set forth in this
Section 2.9, such Issuing Letter of Credit Bank will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of 364 days from the date of issuance, (B) in no event expire later than five Business Days prior to the Expiration Date and provided further that in no event shall
(i) the sum of the Standby Letter of Credit Outstandings exceed $75,000,000, or
(ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each of the Rollover LC shall be deemed to have been issued hereunder on the Closing Date by the applicable Issuing Letter of Credit Bank as a Documentary Letter of Credit or Standby Letter of Credit, as the case may be, and shall be deemed to be a Letter of Credit for all purposes of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any Issuing Letter of Credit Bank's application and agreement for letters of credit, the terms of this Agreement shall control (provided that terms of any Issuing Letter of Credit Bank's application and agreement for letters of credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall not be deemed to be in conflict with this Agreement).

              2.9.2     PARTICIPATIONS.

         Immediately upon issuance of each Letter of Credit, and without further action, each Revolving Credit Bank shall be deemed to, and hereby agrees that it shall, have irrevocably purchased for such Revolving Credit Bank's own account and risk from the applicable Issuing Letter of Credit Bank an individual participation interest in such Letter of Credit and drawings thereunder in an amount equal to such Revolving Credit Bank's Ratable Share of the maximum amount which is or at any time may become available to be drawn thereunder, and each Revolving Credit Bank shall be responsible to reimburse such Issuing Letter of Credit Bank immediately for its Ratable Share of any disbursement under any Letter of Credit which has not been reimbursed by Borrower in accordance with
Section 2.9.4 by making its Ratable Share of the Revolving Credit Loans referred to in Section 2.9.4 available to such Issuing Letter of Credit Bank. Upon the request of any Revolving Credit Bank and no less frequently than once in each calendar month, the Administrative Agent shall notify each Revolving Credit Bank of the amount of such Revolving Credit Bank's participation in Letters of Credit.

              2.9.3     LETTER OF CREDIT FEES.

         The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Credit Banks (a) fees ("Documentary Letters of Credit Fees") with respect to Documentary Letters of Credit and (b) fees ("Standby Letters of Credit Fees") with respect to Standby Letters of Credit, in each case in the amounts set forth in Sections 2.9.3.1 and 2.9.3.2 (as the same may be increased as provided in Section 3.3). All Documentary Letters of Credit Fees and Standby Letters of Credit Fees (collectively, "Letters of Credit Fees") shall be payable quarterly in arrears commencing with the first Business Day of each March, June, September and December following issuance of each Letter of Credit and on the earlier of the Expiration Date or the acceleration of the Revolving Credit Notes.

                2.9.3.1      DOCUMENTARY LETTER OF CREDIT FEES.

         Documentary Letters of Credit Fees on Documentary Letters of Credit shall be determined by multiplying the then Applicable Documentary LC Percentage times the average daily Documentary Letter of Credit Outstandings.

         The Company shall also pay Documentary Letters of Credit Fees in respect of Documentary Letter of Credit (Time Draft) Outstandings determined by multiplying two (2) times the Applicable Documentary LC Percentage times the average daily Documentary Letter of Credit (Time Draft) Outstandings.

         The Borrower shall also pay to the applicable Issuing Letter of Credit Bank for its sole account (i) a fronting fee as determined by such Issuing Letter of Credit Bank and the Borrower and (ii) such Issuing Letter of Credit Bank's then in effect customary issuance fees and administrative expense payable with respect to its Documentary Letters of Credit as such Issuing Letter of Credit Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of commercial letters of credit, payable at such times as such Issuing Letter of Credit Bank may specify.

                2.9.3.2      STANDBY LETTER OF CREDIT FEES.

         Standby Letters of Credit Fees shall be determined by multiplying the Applicable Margin then applicable to Revolving Credit Loans outstanding under the Revolving Credit Euro-Rate Option times the average daily Standby Letter of Credit Outstandings.

         The Borrower shall also pay to the applicable Issuing Letter of Credit Bank for its sole account (i) a fronting fee as determined by such Issuing Letter of Credit Bank and the Borrower and (ii) such Issuing Letter of Credit Bank's then in effect customary issuance fees and administrative expense payable with respect to its Standby Letters of Credit as such Issuing Letter of Credit Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of standby letters of credit payable at such times as such Issuing Letter of Credit Bank may specify.

              2.9.4     DISBURSEMENTS, REIMBURSEMENT.

         Borrower shall be obligated immediately to reimburse the applicable Issuing Letter of Credit Bank (each a "Reimbursement Obligation") for all amounts which such Issuing Letter of Credit Bank is required to pay pursuant to the Letters of Credit issued by such Issuing Letter of Credit Bank on or before the date on which the applicable Issuing Letter of Credit Bank is required to make payment with respect to a draft presented thereunder; provided, however, that a Reimbursement Obligation with respect to a Documentary Letter of Credit time draft which has been accepted for payment by an Issuing Letter of Credit Bank shall not arise until the date on which the applicable Issuing Letter of Credit Bank is obligated to make a payment with respect to such draft which it has accepted for payment. The applicable Issuing Letter of Credit Bank will promptly notify (A) the Borrower of each demand or presentment for payment or draft accepted for payment or other drawing under each Letter of Credit issued by such Issuing Letter of Credit Bank, and (B) the Administrative Agent of the amount required to be paid by such Issuing Letter of Credit Bank pursuant to each such Letter of Credit. The Administrative Agent shall promptly notify each Revolving Credit Bank of the amount required to be paid by such Revolving Credit Bank as a result of a drawing upon such Letter of Credit if the applicable Issuing Letter of Credit Bank shall have notified the Administrative Agent that the Borrower has not timely reimbursed such Issuing Letter of Credit Bank for such draw. If such notice is received by a Revolving Credit Bank before 1:00 p.m., Columbus, Ohio time, such Revolving Credit Bank shall deliver such Revolving Credit Bank's Ratable Share of such payment in immediately available funds to the Administrative Agent on that Business Day. If such notice is received by a Revolving Credit Bank after 1:00 p.m., Columbus, Ohio time, such Revolving Credit Bank shall before 10:00 a.m., Columbus, Ohio time, on the next succeeding Business Day deliver to the Administrative Agent such Revolving Credit Bank's Ratable Share of such payment as a Revolving Credit Loan from such Revolving Credit Bank in immediately available funds. Upon receipt of each Revolving Credit Bank's Ratable Share of such payment, the Administrative Agent shall immediately deliver such Revolving Credit Bank's Ratable Share of such payment to the applicable Issuing Letter of Credit Bank.

              2.9.5     DOCUMENTATION.

         Each Loan Party agrees to be bound by the terms of each Issuing Letter of Credit Bank's application and agreement for letters of credit and each Issuing Letter of Credit Bank`s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern (provided that terms of any Issuing Letter of Credit Bank's application and agreement for letters of credit which are in addition to those con-tained herein and which do not expressly conflict with the terms contained herein shall be deemed not to be in conflict with this Agreement). It is understood and agreed that, except in the case of gross negligence or willful misconduct, the applicable Issuing Letter of Credit Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit issued by such Issuing Letter of Credit Bank or any modifications, amendments or supplements thereto.

              2.9.6     DETERMINATIONS TO HONOR DRAWING REQUESTS.

         In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Letter of Credit Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.

              2.9.7     NATURE OF PARTICIPATION AND REIMBURSEMENT OBLIGATIONS.

         The obligation of the Revolving Credit Banks to participate in Letters of Credit pursuant to Section 2.9.2 and the obligation of the Revolving Credit Banks pursuant to Section 2.9.4 to fund Revolving Credit Loans upon a draw under a Letter of Credit or to acquire participations in Letters of Credit and the Obligations of the Borrower to reimburse the applicable Issuing Letter of Credit Bank upon a draw under any Letter of Credit pursuant to Section 2.9 shall be absolute unconditional and irrevocable, and shall be performed strictly in accordance with the terms of such sections under all circumstances, including the following circumstances:

               (i) the failure of any Loan Party or any other Person to comply with the conditions set forth in Sections 2.1, 2.5,
                      2.6 or 6.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Revolving Credit Loan under Section 2.9.4;

               (ii) any lack of validity or enforceability of any Letter of Credit;

               (iii) the existence of any claim, set-off, defense or other right which any Loan Party or any Revolving Credit Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Letter of Credit Bank or any Revolving Credit Bank or any other Person or whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if such Issuing Letter of Credit Bank has been notified thereof;

               (v) payment by such Issuing Letter of Credit Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

               (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

               (vii) any breach of this Agreement or any other Loan Document by any party thereto;

               (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

               (ix) the fact that an Event of Default or a Potential Default shall have occurred and be continuing; and

               (x) the fact that the Expiration Date shall have passed or this Agreement or the Revolving Credit Commitments hereunder shall have been terminated.

              2.9.8     INDEMNITY.

         In addition to amounts payable as provided in Section 9.5, the Borrower hereby agrees to pay and to protect, indemnify and save harmless each Issuing Letter of Credit Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Letter of Credit Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Letter of Credit Bank as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by such Issuing Letter of Credit Bank of a proper demand for payment made under any Letter of Credit or (ii) the failure of such Issuing Letter of Credit Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

              2.9.9     LIABILITY FOR ACTS AND OMISSIONS.

         As between any Loan Party and each Issuing Letter of Credit Bank, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Letter of Credit Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any Letter of Credit issued by such Issuing Letter of Credit Bank, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Letter of Credit Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Letter of Credit Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Letter of Credit Bank's rights or powers hereunder.

         In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any Issuing Letter of Credit Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Letter of Credit Bank under any resulting liability to the Borrower or any Revolving Credit Banks.

         The Revolving Credit Banks and any Loan Party may not commence a proceeding against any Issuing Letter of Credit Bank for wrongful disbursement under a Letter of Credit issued by such Issuing Letter of Credit Bank as a result of acts or omissions constituting gross negligence or willful misconduct of such Issuing Letter of Credit Bank, until the Revolving Credit Banks have made and the Borrower has repaid the Revolving Credit Loans described in Section 2.9.4; provided, however, that nothing in this Section 2.9 shall adversely affect the right of any Loan Party, after such payment, to commence any proceeding against such Issuing Letter of Credit Bank for any breach of its obligations hereunder.

         2.10     SWING LOANS.

              2.10.1    SWING LOAN COMMITMENT.

         Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments in amounts of $30,000,000 or less, the Swing Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to the Swing Loan Commitment, subject to reduction as provided herein and to be made in accordance with the following provisions. The Swing Lender may in its discretion make Swing Loans provided that the Revolving Facility Usage shall not at any time exceed an amount equal to the Revolving Credit Commitments less the face amount of commercial paper issued by the Borrower and its Subsidiaries. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.10.

              2.10.2    SWING LOAN REQUESTS.

         Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swing Lender to make Swing Loans by delivery to the Swing Lender not later than 12:00 p.m. Columbus, Ohio time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of EXHIBIT 2.10.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Swing Loan Request"), it being understood that the Swing Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000 and in integral multiples of $100,000.

              2.10.3    MAKING OF SWING LOANS.

         So long as the Swing Lender elects to make Swing Loans, the Swing Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.10.2, fund a Swing Loan to the Borrower in U.S. Dollars and immediately available funds at its Principal Office prior to 2:00 p.m. Columbus, Ohio time on the related Borrowing Date.

              2.10.4    SWING NOTE.

         The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by the Swing Lender together with interest thereon shall be evidenced by a demand promissory note of the Borrower in substantially the form attached hereto as EXHIBIT 1.1(S) payable to the order of the Swing Lender in a face amount equal to the Swing Loan Commitment.

              2.10.5 REPAYMENT OF SWING LOANS WITH REVOLVING CREDIT LOANS BORROWINGS.

         The Swing Lender may at its option, exercisable at any time for any reason whatsoever, and shall no later than the fifth (5th) Business Day following the making of a Swing Loan if the outstanding Swing Loans exceed $15,000,000 on such date (a "Settlement Date"), demand repayment of all Swing Loans (or at the Swing Lender's option, such portion of the outstanding Swing Loans which results in the aggregate of such Swing Loans not exceeding $15,000,000), and each Revolving Credit Bank shall make a Revolving Credit Loan in an amount equal to such Revolving Credit Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans for which repayment is demanded, plus, if the Swing Lender so requests, accrued interest thereon, provided that no Revolving Credit Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment less its Ratable Share of Letter of Credit Outstandings. In that event, such Revolving Credit Loans shall bear interest at the Base Rate and shall be deemed to have been properly requested in accordance with Section 2.5 without regard to any of the requirements of that provision. The Swing Lender shall provide notice to the Administrative Agent (which may be a telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this
Section 2.10.5; the Administrative Agent shall then provide notice to the Revolving Credit Banks (which may be a telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this
Section 2.10.5 and of the apportionment among the Revolving Credit Banks, the Revolving Credit Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 6.2 are then satisfied, including, without limitation, the existence or continuance of any Event of Default) by the time the Administrative Agent so requests, which shall not be earlier than 2:00 p.m. Columbus, Ohio time, on the Business Day next succeeding the date the Revolving Credit Banks receive such notice from the Administrative Agent; and the Administrative Agent shall promptly deliver the funds it receives from the Revolving Credit Banks to the Swing Lender.

         2.11     BID LOAN FACILITY.

              2.11.1    BID LOAN REQUESTS.

         Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request that the Revolving Credit Banks make Bid Loans by delivery to the Administrative Agent not later than 2:00 P.M., Columbus time of a duly completed request therefor substantially in the form of EXHIBIT
2.11.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Bid Loan Request") at least three (3) Business

Days prior to the proposed Borrowing Date. The Administrative Agent may rely on the authority of any individual making a telephonic request referred to in the preceding sentence without the necessity of receipt of written confirmation. Each Bid Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date, (ii) the term of the proposed Bid Loan (the "Bid Loan Interest Period") which may be no less than seven (7) days and no longer than thirty (30) days, and (iii) the maximum principal amount (the "Requested Amount") of such Bid Loan, which shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000. After giving effect to such Bid Loan and any other Loan made on or before the Borrowing Date, the Revolving Facility Usage shall not exceed an amount equal to the Revolving Credit Commitments [less the face amount of commercial paper issued by the Borrower and its Subsidiaries .

              2.11.2    BIDDING.

         The Administrative Agent shall promptly after receipt by it of a Bid Loan Request pursuant to Section 2.11.1 notify the Revolving Credit Banks of its receipt of such Bid Loan Request specifying (i) the proposed Borrowing Date,
(ii) the Bid Loan Interest Period and (iii) the principal amount of the proposed Bid Loan. Each Revolving Credit Bank may submit a bid (a "Bid") in the form of
EXHIBIT 2.11.2 to the Administrative Agent not later than 10:00 A.M. Columbus time one (1) Business Day before the proposed Borrowing Date in writing by facsimile. Each Bid shall specify: (A) the principal amount of proposed Bid Loans offered by such Revolving Credit Bank (such Bid Loans may be funded by such Revolving Credit Bank's Designated Lender as provided in Section 2.11.4, however, such Revolving Credit Bank shall not be required to specify in its Bid whether such Bid Loans will be funded by such Designated Lender) (the "Offered Amount") which (i) may be less than, but shall not exceed, the Requested Amount,
(ii) shall be at least $5,000,000 and shall be an integral multiple of $1,000,000 and (iii) may exceed such Revolving Credit Bank's Revolving Credit Commitment, and (B) the Fixed Rate which shall apply to such proposed Bid Loan. If any Bid omits information required hereunder, the Administrative Agent may in its sole discretion attempt to notify the Revolving Credit Bank submitting such Bid. If the Administrative Agent so notifies a Revolving Credit Bank, such Revolving Credit Bank may resubmit its Bid provided that it does so prior to the time set forth above in this Section 2.11 by which such Revolving Credit Bank is required to submit its Bid to the Administrative Agent. The Administrative Agent shall promptly notify the Borrower of the Bids which it timely received from the Revolving Credit Banks. If the Administrative Agent in its capacity as a Revolving Credit Bank shall, in its sole discretion, make a Bid, it shall notify the Borrower of such Bid before 9:00 A.M., Columbus time, one (1) Business Day before the proposed Borrowing Date.

              2.11.3    ACCEPTING BIDS.

         The Borrower shall irrevocably accept or reject Bids by notifying the Administrative Agent of such acceptance or rejection by telephone (immediately confirmed in writing by letter, facsimile or telex) not later than 11:00 A.M., Columbus time, one (1) Business Day before the proposed Borrowing Date. If the Borrower elects to accept any Bids, its acceptance must meet the following conditions: (1) the total amount which the Borrower accepts from all Revolving Credit Banks must exceed $5,000,000 and be in integral multiples of $1,000,000 and may not exceed the Requested Amount; (2) the Borrower must (subject to clause (4) below) accept Bids based solely on the Fixed Rates which the Revolving Credit Banks quoted in their Bids in ascending order of such Fixed Rates; (3) the Borrower may not borrow Bid Loans from any Revolving Credit Bank (or such Revolving Credit Bank's Designated Lender) on the Borrowing Date in an amount exceeding such Revolving Credit Bank's Offered Amount; (4) if two or more Revolving Credit Banks make Bids at the same Fixed Rate and the Borrower desires to accept a portion but not all of the Bids at such Fixed Rate, the Borrower shall accept a portion of each Bid equal to the product of the Offered Amount of such Bid times the fraction obtained by dividing the total amount of Bids which Borrower is accepting at such Fixed Rate by the sum of the Offered Amounts of the Bids at such Fixed Rate; provided that the Borrower shall round the Bid Loans allocated to each such Revolving Credit Bank upward or downward as the Borrower may select to integral multiples of $100,000. The Administrative Agent shall (i) promptly notify a Revolving Credit Bank that has made a Bid of the amount of its Bid that was accepted or rejected by the Borrower by delivering a notice in the form of EXHIBIT 2.11.3(A) and (ii) as promptly as practical notify all of the Revolving Credit Banks (other than those described in clause (i) immediately above) of the amount of all Bids which the Borrower has accepted by delivering a notice in the form of EXHIBIT 2.11.3(B).

              2.11.4    FUNDING BID LOANS.

         Each Revolving Credit Bank whose Bid or portion thereof is accepted shall, or at its option shall cause its Designated Lender to, remit the principal amount of its Bid Loan to the Administrative Agent by 12:00 Noon on the Borrowing Date. The Administrative Agent shall make such funds available to the Borrower on or before 1:00 A.M. on the Borrowing Date provided that the conditions precedent to the making of such Bid Loan set forth in Section 6.2 have been satisfied not later than 10:00 A.M., Columbus time, on the proposed Borrowing Date. If such conditions precedent have not been satisfied prior to such time, then (i) the Administrative Agent shall not make such funds available to the Borrower, (ii) the Bid Loan Request shall be deemed to be canceled and
(iii) the Administrative Agent shall return the amount previously funded to the Administrative Agent by each applicable Bank no later than the following Business Day. The Borrower shall immediately notify the Administrative Agent of any failure to satisfy the conditions precedent to the making of Bid Loans under
Section 6.2. The Administrative Agent may assume that the Borrower has satisfied such conditions precedent if the Borrower (i) has delivered to the Administrative Agent the documents required to be delivered under Section 6.2,
(ii) the Borrower has not notified the Administrative Agent that the Loan Parties have not satisfied any other conditions precedent, and (iii) the Administrative Agent has no actual notice of such a failure. Any Designated Lender which funds a Bid Loan shall on and after the time of such funding become the obligee under such Bid Loan and be entitled to receive payment thereof when due. A Revolving Credit Bank shall be relieved of its obligation to fund a Bid Loan upon the funding of such Bid Loan by its Designated Lender and not prior to such time.

              2.11.5    SEVERAL OBLIGATIONS.

         The obligations of the Revolving Credit Banks to make Bid Loans after their Bids have been accepted are several. No Revolving Credit Bank shall be responsible for the failure of any other Bank to make any Bid Loan which another Revolving Credit Bank has agreed to make.

              2.11.6    BID NOTES.

         The obligation of the Borrower to repay the aggregate unpaid principal amount of the Bid Loans made to it by each Revolving Credit Bank or its Designated Lender, as the case may be, together with interest thereon, shall be evidenced by a Bid Note dated as of the Closing Date payable to the order of such Revolving Credit Bank and a Bid Note dated as of the date of the applicable Designation Agreement in favor of the Designated Lender named in such Designation Agreement in a face amount equal to the aggregate Revolving Credit Commitments of all of the Banks.

              2.11.7    PAYMENTS AND PREPAYMENTS.

         The Borrower shall repay each Bid Loan on the last day of the Interest Period with respect to such Bid Loan. The Borrower may not prepay the Bid Loans.

                                3. INTEREST RATES
                                   --------------

              3.1       INTEREST RATE OPTIONS.

         The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Revolving Credit Base Rate Option or Revolving Credit Euro-Rate Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche, PROVIDED that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all the Revolving Credit Loans. If at any time the designated rate applicable to any Revolving Credit Loan made by any Revolving Credit Bank exceeds such Revolving Credit Bank's highest lawful rate, the rate of interest on such Revolving Credit Bank's Revolving Credit Loan shall be limited to such Revolving Credit Bank's highest lawful rate.

              3.1.1     REVOLVING CREDIT INTEREST RATE OPTIONS.

         The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

               (i) REVOLVING CREDIT BASE RATE OPTION: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;

               (ii) REVOLVING CREDIT EURO-RATE OPTION: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin

         Swing Loans shall bear interest in accordance with Section 3.1.1(i) [Revolving Credit Base Rate Option] except to the extent that the Swing Lender agrees in writing to a different rate of interest; provided, however, that any Swing Loans with respect to which the Swing Lender demands payment pursuant to
Section 2.10.5 shall bear interest on and after such demand for payment in accordance with Section 3.1.1(i) [Revolving Credit Base Rate Option] notwithstanding any other interest rate agreed to by the Administrative Agent.

         3.2      INTEREST PERIODS.

         At any time when the Borrower shall select, convert to or renew a Revolving Credit Euro-Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such Revolving Credit Euro-Rate Option by delivering a Loan Request. Such notice shall specify an interest period (the "Re-volving Credit Interest Period") during which such Interest Rate Option shall apply, such Interest Period to be one, two, three or six Months, PROVIDED, that:

              3.2.1     ENDING DATE AND BUSINESS DAY.

         Any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

              3.2.2     AMOUNT OF BORROWING TRANCHE.

         Each Borrowing Tranche of a Loan to which the Revolving Credit Euro-Rate Option applies shall be in integral multiples of $1,000,000 and not less than $5,000,000;

              3.2.3     TERMINATION BEFORE EXPIRATION DATE.

         The Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date; and

              3.2.4     RENEWALS.

         In the case of the renewal of a Revolving Credit Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

         3.3      INTEREST AFTER DEFAULT.

         To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

              3.3.1     LETTERS OF CREDIT FEES, INTEREST RATE.

         The Letters of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9 or Section 3.1, respectively, shall be increased by 2.0% per annum;

              3.3.2     OTHER OBLIGATIONS.

         Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

              3.3.3     ACKNOWLEDGMENT.

         The Borrower acknowledges that the increased rates referred to in this
Section 3.3 reflect, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk. All such interest shall be payable by Borrower upon demand by the Administrative Agent.

         3.4      EURO-RATE UNASCERTAINABLE.

              3.4.1     UNASCERTAINABLE.

         If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

               (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

               (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate,

         then the Administrative Agent shall have the rights specified in
Section  3.4.3.

              3.4.2     ILLEGALITY; INCREASED COSTS; DEPOSITS NOT AVAILABLE.

         If at any time any Revolving Credit Bank shall have determined that:

               (i) the making, maintenance or funding of any Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Revolving Credit Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any Official Body (whether or not having the force of Law), or

               (ii) such Revolving Credit Euro-Rate Option will not adequately and fairly reflect the cost to such Revolving Credit Bank of the establishment or maintenance of any such Revolving Credit Loan, or

               (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies, are not available to such Revolving Credit Bank with respect to such Revolving Credit Loan in the London interbank market, then such Revolving Credit Bank shall have the rights specified in
Section 3.4.3.

              3.4.3     ADMINISTRATIVE AGENT'S AND REVOLVING CREDIT BANK'S
                        RIGHTS.

         In the case of any event specified in Section 3.4.1, the Administrative Agent shall promptly so notify the Revolving Credit Banks and the Borrower thereof, and in the case of a determination specified in Section 3.4.2, such Revolving Credit Bank shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Revolving Credit Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of (A) the Revolving Credit Banks, in the case of such notice given by the Administrative Agent in respect of Section 3.4.1, or (B) such Revolving Credit Bank, in the case of such notice given by such Revolving Credit Bank in respect of Section 3.4.2, to allow the Borrower to select, convert to or renew a Revolving Credit Euro-Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Revolving Credit Bank shall have later notified the Administrative Agent, of the Administrative Agent's or such Revolving Credit Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.4.1 and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Revolving Credit Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Revolving Credit Base Rate Option otherwise available with respect to the affected Revolving Credit Loans. If any Revolving Credit Bank notifies the Administrative Agent of a determination under Section 3.4.2, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.5.2, as to any Revolving Credit Loan of such Revolving Credit Bank to which a Revolving Credit Euro-Rate Option applies, on the date specified in such notice convert such Revolving Credit Loan to the Revolving Credit Base Rate Option otherwise available with respect to such Revolving Credit Loan. Absent due notice from the Borrower of conversion, such Revolving Credit Loan shall automatically be converted to the Revolving Credit Base Rate Option otherwise available with respect to such Revolving Credit Loan upon such specified date. Upon any such conversion, the Borrower shall have the right to prepay Revolving Credit Loans in the amount of such Revolving Credit Loan on the date of such conversion without providing the notice otherwise required by
Section 4.4.1.

         3.5      SELECTION OF INTEREST RATE OPTIONS.

         If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche to which a Revolving Credit Euro-Rate Option applies at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of such Interest Period.

                                   4. PAYMENTS
                                      --------

         4.1      PAYMENTS.

         All payments and prepayments to be made in respect of principal, interest, Facility Fees, Letters of Credit Fees, the Administrative Agent's Fee, or other amounts due from the Borrower hereunder (other than the fees and expenses referenced in Section 2.9.3.1 and Section 2.9.3.2 which are to be paid to the Issuing Letter of Credit Bank as provided in such sections and the fees and expenses referenced in Section 9.15, each of which shall be paid in accordance with such sections) shall be payable prior to 11:00 a.m., Columbus, Ohio time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Payments of principal and interest on Loans and of Facility Fees and Letters of Credit Fees shall be made to the Administrative Agent at the Principal Office for the ratable accounts of the Banks in Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Banks in immediately available funds. The Administrative Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

         4.2      PRO RATA TREATMENT OF REVOLVING CREDIT BANKS.

         Each borrowing of a Revolving Credit Loan and each reduction of the Revolving Credit Commitments shall be allocated to each Revolving Credit Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Facility Fees, Letters of Credit Fees, or other fees (except for the Administrative Agent's Fee and any Issuing Letter of Credit Bank's fees) or amounts due from the Borrower hereunder to the Revolving Credit Banks with respect to the Revolving Credit Loans, shall (except as provided in Section 3.4.2 [Illegality, Increased Costs; Deposits not Available], [Voluntary Prepayments] or [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Revolving Credit Bank and, if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Revolving Credit Bank.

         4.3      INTEREST PAYMENT DATES.

         Interest on Revolving Credit Loans to which the Revolving Credit Base Rate Option applies and on Swing Loans shall be due and payable in arrears on the first Business Day of each March, June, September and December after the date hereof and on the Expiration Date or upon acceleration of the Revolving Credit Notes. Interest on Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies and on any Bid Loans shall be due and payable on the last day of each Interest Period for those Loans and, if any Interest Period applicable to a Revolving Credit Loan is longer than three Months, also on the last day of every third Month during such Interest Period. Without limitation on
Section 4.4.1 interest on mandatory prepayments of principal under Section 4.5 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

         4.4      VOLUNTARY PREPAYMENTS.

              4.4.1     RIGHT TO PREPAY.

         The Borrower shall have the right at its option from time to time to prepay the Revolving Credit Loans and Swing Loans in whole or part without premium or penalty (except as provided in Section 4.5):

               (i) at any time with respect to any Revolving Credit Loan to which the Revolving Credit Base Rate Option applies or with respect to any Swing Loan,

               (ii) on the last day of the applicable Interest Period with respect to Revolving Credit Loans to which a Revolving Credit Euro-Rate Option applies, and

               (iii) on the date specified in a notice by any Revolving Credit Bank pursuant to Section 3.4.3 [Euro-Rate Unascertainable] with respect to any Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies.

         Whenever the Borrower desires to prepay any part of the Revolving Credit Loans, it shall provide a prepayment notice to the Administrative Agent not later than noon, Columbus, Ohio time on the Business Day prior to the date of prepayment of Revolving Credit Loans setting forth the following information (provided no notice from Borrower is required pursuant to subsection
(iii) above):

                           (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

                           (y) a statement indicating the application of the prepayment to the Revolving Credit Loans or Swing Loans; and

                           (z)   the total principal amount of such
                                 prepayment, which shall not be less than $1,000,000.

         All prepayment notices shall be irrevocable. The principal amount of the Revolving Credit Loans and Swing Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Revolving Credit Loans to which the Revolving Credit Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. If the Borrower prepays a Revolving Credit Loan pursuant to this section or otherwise prepays a Revolving Credit Loan, but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Revolving Credit Loans to which the Revolving Credit Base Rate Option applies, then to Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Revolving Credit Banks under Section 4.5.2.

         4.5      ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

              4.5.1 INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC.

         If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Facility Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

                (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

                (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Administrative Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith and shall be binding upon the parties absent manifest error) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income or additional expense or reduced rates of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

              4.5.2     INDEMNITY.

         In addition to the compensation required by Section 4.6.1, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Revolving Credit Loans subject to a Revolving Credit Euro-Rate Option or Bid Loans ) which such Bank sustains or incurs as a consequence of any

               (i) payment, prepayment, conversion or renewal of any Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies or any Bid Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

               (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or 2.11 or any notice relating to prepayments under Section 4.4, or

               (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee or any other amount due hereunder.

         If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable and shall be binding on the parties absent manifest error) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

                        5. REPRESENTATIONS AND WARRANTIES
                           ------------------------------

         5.1      REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Documentation Agent, the Administrative Agent, the Syndication Agents, the Managing Agents, the Issuing Letter of Credit Banks and each of the Banks as follows:

              5.1.1     ORGANIZATION AND QUALIFICATION.

         Each Loan Party and each Subsidiary of any Loan Party is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of any Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of any Loan Party is listed on SCHEDULE 5.1.1 and duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary (except where the failure to be so licensed or qualified would not constitute a Material Adverse Change), and upon request of the Administrative Agent, the Borrower will promptly furnish a written list of every jurisdiction where each Subsidiary and Loan Party is so qualified.

              CAPITALIZATION AND OWNERSHIP.

         The authorized capital stock of the Company consists of 290 million authorized shares of voting common stock, 107,378,774 of which were outstanding as of March 27, 1998 (referred to herein as the "Shares"); 8 million authorized shares of non-voting common stock, none of which are outstanding; and 2 million authorized shares of preferred stock, none of which are outstanding. All of the Shares have been validly issued and are fully paid and nonassessable.

              5.1.3     SUBSIDIARY MATTERS.

         Other than as set forth on SCHEDULE 5.1.3, each of the Company's Subsidiaries is directly or indirectly wholly owned by the Company and all of the issued and outstanding shares of capital stock of each such Subsidiary (referred to herein as the "Subsidiary Shares") are owned free and clear in each case of any Lien. All Subsidiary Shares have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any Subsidiary Shares except as indicated on SCHEDULE 5.1.3.

              5.1.4     POWER AND AUTHORITY.

         Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

              5.1.5     VALIDITY AND BINDING EFFECT.

         This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by bankruptcy, insol-vency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

              5.1.6     NO CONFLICT.

         Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of any Loan Party or
(ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is subject, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

              5.1.7     LITIGATION.

         There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

              5.1.8     TITLE TO PROPERTIES.

         Each Loan Party and each Subsidiary of any Loan Party has good and marketable title to or a valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens except Permitted Liens, and subject to the terms and conditions of the applicable leases. All material leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

              5.1.9     FINANCIAL STATEMENTS.

               (i) HISTORICAL STATEMENTS. The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the three fiscal years ended January 31, 1998 (the "Annual Statements" and the Annual Statements are sometimes collectively referred to as the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Company's management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied;

               (ii) FINANCIAL PROJECTIONS. The Company has delivered to the Administrative Agent financial projections of the Company and its Subsidiaries for fiscal years 1998 through 2003 and derived from various assumptions of the Company's management (the "Financial Projections"). The Financial Projections reflect the reasonable expectations of the Company's management as of the Closing

                      Date in light of the history of the business, present and foreseeable conditions and intentions of the Company's management, all based on the assumptions thereto. The Financial Projections accurately reflect the liabilities of the Company and its Subsidiaries incurred pursuant to the Loan Documents upon consummation of the transactions contemplated hereby as of the Closing Date; and

               (iii) ACCURACY OF FINANCIAL STATEMENTS. Neither the Company nor any Subsidiary of the Company has as of the date of the Historical Statements any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company which may cause a Material Adverse Change. Since January 31, 1998 , no Material Adverse Change has occurred.

              5.1.10    MARGIN STOCK.

         None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan or issued Letter of Credit has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

              5.1.11    FULL DISCLOSURE.

         Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Documentation Agent, the Administrative Agent, the Syndication Agent, the Managing Agents, the Issuing Letter of Credit Banks or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Documentation Agent, the Administrative Agent, the Syndication Agent, the Managing Agents, the Issuing Letter of Credit Banks and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

              5.1.12    TAXES.

         All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of any Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges shown to be owing pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being con-tested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

              5.1.13    CONSENTS AND APPROVALS.

         No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on SCHEDULE 5.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on SCHEDULE 5.1.13.

              5.1.14    NO EVENT OF DEFAULT; COMPLIANCE WITH INSTRUMENTS.

         No event has occurred and is continuing and no condition exists now or will exist after giving effect to and as a result of the extensions of credit to be made on the Closing Date under the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

              5.1.15    PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.

         A Loan Party or a Subsidiary of a Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower and its Subsidiaries taken as a whole, without known conflict by, or with the rights of, others.

              5.1.16    INSURANCE.

         The Borrower has delivered to the Administrative Agent a true and correct listing of the property and general liability insurance of the Borrower. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of any Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

              5.1.17    COMPLIANCE WITH LAWS.

         The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.22) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently anticipates it will be doing business except where the failure to do so would not constitute a Material Adverse Change.

              5.1.18    MATERIAL CONTRACTS.

         SCHEDULE 5.1.18 lists all material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts. All such material contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than such Loan Party or Subsidiary. For purposes of this Section
5.1.18 the term "material contracts" shall mean those contracts or other agreements which the Company would be required to file with the Securities and Exchange Commission pursuant to item 601(a)(10) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

              5.1.19    INVESTMENT COMPANIES.

         None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control".

              5.1.20    PLANS AND BENEFIT ARRANGEMENTS.

         Except as set forth on SCHEDULE 5.1.20:

              (i) The Company and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Company, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Company or any other member of the ERISA Group. The Company and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA;

               (ii) To the best of each Loan Parties' knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due;

               (iii) Neither the Company nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan;

               (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan;

               (v) The aggregate accumulated benefit obligations determined in accordance with GAAP as of the end of the most recent calendar year for all Plans does not exceed by more than $8 million the fair market value of all assets of the Plans;

               (vi) Neither the Company nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Company nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Company, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA;

               (vii) To the extent that any Benefit Arrangement is insured, the Company and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date; and

               (viii) All Plans, Benefit Arrangements and Multiemployer Plans
                      have been administered in accordance with their terms and applicable Law.

              5.1.21    EMPLOYMENT MATTERS.

         Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

              5.1.22    ENVIRONMENTAL MATTERS.

         Except as disclosed on SCHEDULE 5.1.22:

               (i) Except for notices which could reasonably relate to a Material Adverse Change, none of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint from any Official Body or private Person alleging that such Loan Party or Subsidiary or any prior or subsequent owner of any Property is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.sec. 9601, ET SEQ., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received.

                      There are no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or any Subsidiary of any Loan Party or, to any Loan Party's knowledge, any prior or subsequent owner of any Property pertaining to, or arising out of, any Environmental Conditions which could reasonably result in a Material Adverse Change,

               (ii) Except for Environmental Conditions, violations or failures which individually and in the aggregate are not reasonably likely to result in a Material Adverse Change, there are no circumstances at, on or under any Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no past or present Environmental Conditions at, on or under any Property or, to any Loan Party's knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at any Property,

               (iii) Neither any Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances, except in compliance with Environmental Laws, which could reasonably result in a Material Adverse Change. There are no processes, facilities, operations, equipment or other activities at, on or under any Property, or, to any Loan Party's knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto any Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws or are not likely to result in a Material Adverse Change,

               (iv) There are no aboveground storage tanks, underground storage tanks or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under any Property that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all Environmental Laws, except in any case where such would not result in a Material Adverse Change. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under any Property that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws and no contamination associated with the use of such tanks exists on any Property that is not in compliance with Environmental Laws, except in any case where such would not result in a Material Adverse Change,

               (v) The applicable Loan Party or a Subsidiary of a Loan Party has all permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of the Borrower and its Subsidiaries taken as a whole, except in any case where the failure to so have would not result in a Material Adverse Change. Each Loan Party and each Subsidiary of a Loan Party has submitted all notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on any Property, except in any case where the failure to so submit would not result in a Material Adverse Change, and

               (vi) Except for violations which individually and in the aggregate are not likely to result in a Material Adverse Change, all past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under any Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances have been done in accordance with the Environmental Laws.

              5.1.23    SENIOR DEBT STATUS.

         The Obligations of each Loan Party under this Agreement, the Notes, the Master Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least PARI PASSU in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens and will rank senior in priority of payment to the Subordinated Notes. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

              5.1.24    YEAR 2000.

         The Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that certain computer applications used by the Borrower or its Subsidiaries (or any of their respective material suppliers, customers or vendors but excluding the U.S. Customs Service and related agencies provided any such failure to comply shall not result as a Material Adverse Change) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Change.

         5.2      SUBSIDIARIES OTHER THAN MATERIAL SUBSIDIARIES.

         The breach of any of the representations and warranties contained in
Section 5.1 with respect to a Subsidiary of the Borrower other than a Material Subsidiary shall not be deemed to breach such representation or warranty unless such breach constitutes a Material Adverse Change.

         5.3      UPDATES TO SCHEDULES.

         Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the applicable Loan Parties shall promptly provide to the Managing Agents in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; PROVIDED, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update (other than the amendments and updates contained in the Schedules delivered on the Closing Date), nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule, which decision to accept or not must be communicated to the Borrower promptly.

                            6. CONDITIONS OF LENDING
                               ---------------------

         The obligation of each Bank to make Revolving Credit Loans and of the Issuing Letter of Credit Banks to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be per-formed hereunder at or prior to the making of any such Revolving Credit Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

                6.1          FIRST REVOLVING CREDIT LOANS.

         On the Closing Date:

                6.1.1        OFFICER'S CERTIFICATE.

         The representations and warranties of each of the Loan Parties contained in Article and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Bank a certificate of the Borrower, the Company and each of the Material Subsidiaries, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of such Person, to each such effect.

                6.1.2        SECRETARY'S CERTIFICATE.

         There shall be delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Company, the Borrower and each Material Subsidiary, certifying as appropriate as to:

               (i) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents which are effective as of the Closing Date hereof;

               (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and

               (iii) copies of its organizational documents, including its certificate of incorporation and bylaws as in effect on the Closing Date (except if there have been no changes to such organizational documents with respect to any such Loan Party since the date on which such documents were delivered in connection with the Prior Credit Agreement, the secretary of such Loan Party may certify to such effect in lieu of delivering copies of such organizational documents) certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in the state where organized.

              6.1.3     DELIVERY OF LOAN DOCUMENTS.

                6.1.3.1      THIS AGREEMENT.

         This Agreement shall have been executed by all of the parties hereto and delivered to the Administrative Agent for the benefit of the Banks.

                6.1.3.2      REVOLVING CREDIT NOTES AND BID NOTES.

         The Borrower shall have executed and delivered to each Revolving Credit Bank a Revolving Credit Note in the form of Exhibit 1.1(R) of the Credit Agreement and a Bid Note in the form of EXHIBIT 1.1(B) of this Agreement.

                6.1.3.3 ACKNOWLEDGMENT REGARDING MASTER GUARANTY AGREEMENT AND MASTER INTERCOMPANY SUBORDINATION AGREEMENT AND JOINDER THERETO.

         Each of the parties to the Master Guaranty Agreement and Master Intercompany Subordination Agreement shall sign an acknowledgment (the "Acknowledgment") in the form of EXHIBIT 6.1.3.3(A) hereto, provided however, that the Company must sign and deliver its signature page to such Acknowledgment on or before May 21, 1998 in accordance with Section 7.2.22 hereof, (1) acknowledging that the Master Guaranty Agreement and Master Intercompany Subordination Agreement remain in full force and effect after giving effect to this Amendment and the transactions contemplated hereby, and (2) including a new schedule of Guarantors to be attached to such Master Guaranty Agreement and Master Intercompany Subordination Agreement and an acknowledgment that all such Guarantors are obligated thereunder. Each Subsidiary of the Company which has not executed the Master Guaranty Agreement or Master Intercompany Subordination Agreement shall execute and deliver to the Administrative Agent for the benefit of the Banks the joinder (the "Joinder") in the form attached as EXHIBIT 6.1.3.3(B) hereto.

                6.1.3.4      SCHEDULES.

         The Loan Parties shall have delivered the Schedules to this Agreement (which may be in substantially the same form as those delivered in connection with the Prior Agreement, but which shall be updated to reflect any changes thereto).

              6.1.4     OPINION OF COUNSEL.

         There shall be delivered to the Administrative Agent for the benefit of each Bank a written opinion of Benesch, Friedlander, Coplan & Aronoff L.L.P. and of Albert J. Bell, Esq., counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), dated the Closing Date and in form and substance satisfactory to the Managing Agents and their counsel as to the matters set forth in EXHIBIT 6.1.4.

              6.1.5     LEGAL DETAILS.

         All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent, Documentation Agent, Syndication Agent and Co-Syndication Agent and their counsel, and the Administrative Agent and Documentation Agent shall have received all such other counterpart originals or certified or other copies of such documents and pro-ceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and Documentation Agent and said counsel, as any of the Administrative Agent or Documentation Agent or said counsel may reasonably request.

              6.1.6     PAYMENT OF FEES.

         The Borrower shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Banks to the extent not previously paid all Facility Fees, arrangement fees and other fees accrued through the Closing Date and the costs and expenses for which the Documentation Agent, the Administrative Agent and the Banks are entitled to be reimbursed.

              6.1.7     CONSENTS.

         All material consents required to effectuate the transactions contemplated hereby as set forth on SCHEDULE 5.1.13 shall have been obtained.

              6.1.8     OFFICER'S CERTIFICATE REGARDING MACS.

         Since January 31, 1998 (i) no Material Adverse Change shall have occurred and (ii) there shall have been no material change in the management of the Company or the Borrower (except as disclosed to the Banks in a writing referencing this provision); and there shall have been delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower and the Company to each such effect.

              6.1.9     NO VIOLATION OF LAWS.

         The making of the Revolving Credit Loans and issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Banks.

              6.1.10    NO ACTIONS OR PROCEEDINGS.

         No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent's, the Documentation Agent's, the Syndication Agent's and the Co-Syndication Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

              6.1.11    [INTENTIONALLY OMITTED].

              6.1.12    TERMINATION OF PRIOR CREDIT AGREEMENT.

         The Borrower shall have terminated the Prior Credit Agreement and paid all amounts owed thereunder and the parties thereto shall have executed and delivered a payoff letter in connection with such termination and repayment. It is acknowledged that the Facility Fee thereunder shall accrue through (and not beyond) the Closing Date and appropriate credits shall be made to the payoff amount under the Prior Credit Agreement to provide for any prepayment of such Facility Fee relating to periods after the Closing Date.

         6.2      EACH ADDITIONAL LOAN.

         At the time of making any Revolving Credit Loans, Bid Loan or Swing Loans or issuance of any Letters of Credit other than Revolving Credit Loans or Bid Loans made or Letters of Credit deemed issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Article and in the other Loan Documents shall be true on and as of the date of such additional Revolving Credit Loan, Bid Loan or Swing Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Revolving Credit Loans, Bid Loans or Swing Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Administrative Agent or the Issuing Letter of Credit Bank, a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

                                  7. COVENANTS
                                     ---------

         7.1      AFFIRMATIVE COVENANTS.

         The Borrower covenants and agrees that until payment in full of the Revolving Credit Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Revolving Credit Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

              7.1.1     PRESERVATION OF EXISTENCE, ETC.

         The Company, the Borrower and, except as permitted by Section 7.2.6, each Material Subsidiary shall maintain its corporate existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Change.

              7.1.2     PAYMENT OF LIABILITIES, INCLUDING TAXES, ETC.

         Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Loan Parties and their Subsidiaries taken as a whole, PROVIDED that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor unless and as long as such proceedings are stayed.

              7.1.3     MAINTENANCE OF INSURANCE.

         Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Documentation Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

              7.1.4     MAINTENANCE OF PROPERTIES AND LEASES.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties necessary to its business, and from time to time, such Loan Party or such Subsidiary will make or cause to be made all appropriate repairs, renewals or replacements thereof.

              7.1.5     MAINTENANCE OF PATENTS, TRADEMARKS, ETC.

         Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

              7.1.6     VISITATION RIGHTS.

         Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Documentation Agent, the Administrative Agent or any of the Revolving Credit Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Revolving Credit Banks may reasonably request, PROVIDED that each Revolving Credit Bank shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection.

              7.1.7     KEEPING OF RECORDS AND BOOKS OF ACCOUNT.

         The Company shall, and shall cause each Subsidiary of the Company including the Borrower to, maintain and keep proper books and records which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

              7.1.8     PLANS AND BENEFIT ARRANGEMENTS.

         The Company shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Company shall cause all of its Plans and all Plans maintained by any other member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each other member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

              7.1.9     COMPLIANCE WITH LAWS.

         Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, PROVIDED that it shall not be deemed to be a violation of this Section
7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

              7.1.10    USE OF PROCEEDS.

         The Borrower will use the Letters of Credit and the proceeds of the Loans only for lawful purposes in accordance with Section 2.8 and such uses shall not contravene any applicable Law or any other provision hereof.

              7.1.11    SUBORDINATION OF INTERCOMPANY LOANS.

         Each Loan Party shall cause any Intercompany Loans owed by any Loan Party to any other Loan Party or Subsidiary of a Loan Party to be subordinated pursuant to the terms of the Master Intercompany Subordination Agreement.

              7.2       NEGATIVE COVENANTS.

         The Borrower covenants and agrees that until payment in full of the Revolving Credit Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Revolving Credit Commitments, the Loan Parties shall comply with the following negative covenants:

         7.2.1    INDEBTEDNESS.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

               (i)    Indebtedness under the Loan Documents;

               (ii) existing Indebtedness as set forth on SCHEDULE 7.2.1, including any extensions or renewals thereof, PROVIDED there is no increase in the amount thereof or imposition of additional material obligations therein unless otherwise specified on SCHEDULE 7.2.1;

               (iii)  capitalized and operating leases;

               (iv) Intercompany Loans which is subordinated in accordance with the provisions of Section 7.1.11;

               (v) Indebtedness secured by Purchase Money Security Interests not exceeding $10,000,000;

               (vi)   Indebtedness of a Loan Party to another Loan Party;

               (vii)  the Subordinated Notes;

               (viii) Indebtedness permitted under Section 7.2.3;

               (ix)   commercial paper maturing in not more than 180 days; and

               (x) any other Indebtedness not referenced above which does not exceed in the aggregate at any one time outstanding $200,000,000.

              7.2.2     LIENS.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens or (ii) at any time agree, directly or indirectly, with respect to any asset material to the Borrower and its Subsidiaries taken as a whole to any restriction (including without limitation on the foregoing any requirement to grant a third Person a Lien in the event that the Banks are granted a Lien) on the granting or conveying of Liens to the Banks.

              7.2.3     GUARANTIES.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder; provided, however, that no Subsidiary of the Borrower shall guaranty the Subordinated Notes.

              7.2.4     LOANS AND INVESTMENTS.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except as set forth on SCHEDULE 7.2.4 and:

               (i) trade credit extended on usual and customary terms in the ordinary course of business;

               (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

               (iii)  Permitted Investments;

               (iv) loans, advances and investments in other Loan Parties and Subsidiaries of Loan Parties;

               (v) Indebtedness permitted by Section 7.2.1, liquidations, mergers, consolidations and acquisitions permitted by
                      Section 7.2.6, and capital expenditures; and

               (vi) Investments other than those set forth herein above not to exceed $35,000,000 at any time outstanding.

              7.2.5     DIVIDENDS AND RELATED DISTRIBUTIONS.

         Except as provided herein, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock or partnership interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor) or partnership interests, except dividends or other distributions payable to another Loan Party. The Company may declare and pay dividends on its capital stock which are payable solely in shares of its capital stock or other equity interests of the Company. Except during the existence of an Event of Default, the Company may (i) pay cash dividends on its capital stock, or (ii) make purchases and redemptions of its capital stock pursuant to existing plans, PROVIDED that the aggregate of all such cash dividends, purchases and redemptions referred to in clauses (i) and
(ii) does not exceed $50,000,000 between the Closing Date and the payment in full of all Obligations hereunder and the termination of the Revolving Credit Commitments.

              7.2.6     LIQUIDATIONS, MERGERS, CONSOLIDATIONS, ACQUISITIONS.

         Except as permitted by Section 7.2.7, each of the Loan Parties shall not, and shall not permit any of the Company, the Borrower and the Material Subsidiaries to, dissolve, liquidate or windup its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; PROVIDED that any Loan Party other than the Borrower and the Company may consolidate, liquidate, dissolve or merge into, or acquire, another Loan Party which is wholly-owned, directly or indirectly, by the Company; and PROVIDED further that any Loan Party may acquire by merger, purchase or otherwise all or substantially all of the assets of any other Person or any division or subsidiary of such other Person if (a) the Borrower is in compliance with all of the provisions of this Agreement immediately prior to such acquisition and after giving effect to such acquisi-tion the Borrower will be in compliance with all of the provisions of this Agreement and (b) with respect to any acquisition of capital stock of another Person, Borrower shall acquire at least fifty percent (50%) of such capital stock so that such other Person shall become a Subsidiary of the Borrower, and such Person shall join in the Master Guaranty Agreement in accordance with
Section 10.18, provided that any Subsidiary which is organized, owns assets and conducts its business in a jurisdiction other than the United States (each a "Foreign Subsidiary") shall not be required to join the Master Guaranty Agreement if both of the following are true: (i) the total assets of all of the Foreign Subsidiaries which are not Guarantors is less than 10% of the total consolidated assets of the Company and its Subsidiaries and (ii) the total consolidated revenues of all of the Foreign Subsidiaries which are not Guarantors for the immediately preceding fiscal year is less than 10% of the total consolidated revenues of the Company and its Subsidiaries for such year.

              7.2.7     DISPOSITIONS OF ASSETS OR SUBSIDIARIES.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of a Subsidiary of such Loan Party), except:

               (i) transactions involving the sale of inventory in the ordinary course of business;

               (ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;

               (iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

               (iv) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iii) above or clauses (v) and (vi) below, provided that there shall not exist any Event of Default or Potential Default after such sale and the Loan Parties shall be in compliance with all of the covenants herein applicable to any Loan Party or its Subsidiaries including those in Section 7.2.10 (Continuation of or Change in Business), 7.2.16 (Minimum Fixed Charge Coverage Ratio), 7.2.17 (Total Indebtedness to Total Capitalization Ratio) and 7.2.18 (Minimum Tangible Net Worth) and the Borrower shall deliver a certificate to the Administrative Agent for the benefit of the Banks at least five (5) Business Days before such sale confirming the same;

               (v) any sale or transfer by the Company of the capital stock or other equity interests of the Company; and

               (vi) cash payments pursuant to transactions not prohibited hereunder.

              7.2.8     AFFILIATE TRANSACTIONS.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any of its Affiliates (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person other than a Loan Party) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions (including without limitation employment arrangements with any Executive Officer of the Borrower and its Subsidiaries) which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law.

              7.2.9     SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) any Subsidiary acquired or formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18; and (iii) any Foreign Subsidiary, provided that such Foreign Subsidiary shall join this Agreement as a Guarantor if the conditions described in both clauses (i) and
(ii) of the last sentence of Section 7.2.6 are not met. Each of the Loan Parties shall not become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture other than (i) solely with other Loan Parties; (ii) as permitted by Section 7.2.4; (iii) for the acquisition of inventory; and (iv) for transactions which when aggregated do not exceed $20,000,000, except that the Loan Parties may be general or limited partners in other Loan Parties.

              7.2.10    CONTINUATION OF OR CHANGE IN BUSINESS.

         Each of the Company and the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the wholesale and retail sale of general merchandise, substantially as conducted and operated by the Company, the Borrower and their Subsidiaries and as conducted and operated by Kay-Bee Center, Inc. and its Subsidiaries, during the 1996 fiscal year. This
Section 7.2.10 shall not prohibit the Company, the Borrower or any Subsidiary thereof from engaging in a business which provides services common to the retail or wholesale trade in general merchandise to the Company, the Borrower or any Subsidiary thereof or to any Person engaged in the sale of general retail merchandise.

              7.2.11    PLANS AND BENEFIT ARRANGEMENTS.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

               (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan where such would result in a Material Adverse Change;

               (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

               (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

               (iv) permit, as of the end of any calendar year, the aggregate accumulated benefit obligations determined in accordance with GAAP for all Plans to exceed by more than $8 million the fair market value of all assets of the Plans;

               (v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto where such would result in a Material Adverse Change;

               (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

               (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

               (viii) make any amendment to any Plan with respect to which security is required under  Section  307  of ERISA; or

               (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

              7.2.12    FISCAL YEAR.

         The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the fifty-two/fifty-three week fiscal year beginning on the Sunday closest to February 1, and ending on the Saturday closest to February 1 of each year.

              7.2.13    ISSUANCE OF STOCK.

         Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof other than to another Loan Party or Subsidiary of a Loan Party; provided, however, that nothing contained herein shall prohibit the Company from issuing shares of its capital stock or other equity interests of the Company.

              7.2.14    CHANGES IN ORGANIZATIONAL DOCUMENTS.

         Except as permitted by Section 7.2.6, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws or other organizational documents without providing at least five (5) calendar days' prior written notice to the Administrative Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Required Banks in their sole discretion, obtaining the prior written consent of the Required Banks.

              7.2.15    MINIMUM FIXED CHARGE COVERAGE RATIO.

         The Loan Parties shall not permit at any time the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter to be less than 1.35 to
1.0 for fiscal quarters ending on or before January 31, 1999 and 1.5 to 1.0 thereafter.

              7.2.16    TOTAL INDEBTEDNESS TO TOTAL CAPITALIZATION RATIO.

         The Loan Parties shall not permit at any time the ratio of (i) the sum of (A) Indebtedness of the Company and its Subsidiaries determined and consolidated in accordance with GAAP plus (B) the product of four times the Consolidated Rentals, to (ii) the sum of (A) Indebtedness of the Company and its Subsidiaries determined and consolidated in accordance with GAAP plus (B) the product of four times the Consolidated Rentals plus (C) the stockholders equity of the Company and its Subsidiaries determined and consolidated in accordance with GAAP, to be greater than (1) .7 to 1.0 as of the end of each fiscal quarter other than fiscal quarters which end on the fiscal year end of the Company, and
(2) .6 to 1.0 as of the end of each fiscal year of the Company.

              7.2.17    MINIMUM TANGIBLE NET WORTH.

         The Loan Parties shall not permit at any time Consolidated Tangible Net Worth to be less than the Base Tangible Net Worth.

              7.2.18    AMENDMENTS TO CERTAIN DOCUMENTS.

         The Loan Parties shall not permit, without the prior written consent of the Required Banks, any amendment, waiver or modification to the Subordinated Note Agreement or the Subordinated Notes, or any other document or instrument delivered in connection with any of the foregoing except for amendments, waivers or modifications to provisions other than those which subordinate the obligations of the Borrower under the Subordinated Notes and the Subordinated Note Agreement to the Obligations and which amendments, waivers or modifications do not change or otherwise affect the terms of such agreements or instruments in a material manner.

              7.2.19    NO PREPAYMENT OF SUBORDINATED DEBT.

         The Loan Parties shall not permit the payment or prepayment, directly or indirectly (including without limitation of the foregoing any purchase of one or more of the notes issued thereunder or any interest or participation in any such notes or any redemption of any of the Subordinated Notes), of any principal of the Subordinated Notes (provided that this provision shall not prohibit transfers by any holder or holders of the Subordinated Notes to Persons other than the Company and direct or indirect Subsidiaries of the Company), except that the Borrower may prepay principal of such Subordinated Notes or pay the principal of such Subordinated Notes on the due date thereof provided that after giving effect to such payment (i) none of the circumstances described in Section
22.2 or 22.3 of the Subordinated Note Agreement shall exist, (ii) the Loan Parties shall be in compliance with the terms of this Agreement and no Potential Default or Event of Default shall then exist, (iii) the Loan Parties shall have adequate liquidity to meet their working capital needs, and (iv) the Borrower shall deliver a certificate in the form of Exhibit 7.2.19 evidencing the matters described in clauses (i), (ii) and (iii) (including demonstrations of compliance with the Borrower's financial covenants) and (v) the Administrative Agent, the Syndication Agent, the Co-Syndication Agent and the Documentation Agent shall have, in their reasonable discretion, approved of the Borrower's certificate described in clause (iv) and concurred with the Borrower's determinations made thereon and shall have acknowledged in writing such approval and concurrence. All payments of principal, interest or other amounts by the Borrower under the Subordinated Notes are subject to the terms of subordination governing such Subordinated Notes contained in Section 22 of the Subordinated Note Agreement or in any other provisions of the Subordinated Note Agreement or Subordinated Notes and the Agents and the Banks do not hereby waive or limit in any manner such terms of subordination.

              7.2.20    INVENTORY PURCHASES.

         The Loan Parties shall not permit (i) any material amount of inventory to be purchased by any Person other than the Borrower and the Material Subsidiaries or (ii) any Loan Party or any Subsidiary of a Loan Party, other than the Borrower and the Material Subsidiaries, to be obligated directly or indirectly to any Person other than a Loan Party with respect to any material amount of purchased inventory.

              7.2.21    NEGATIVE PLEDGES.

         Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with any Person which prohibits or restricts in any manner the right of any of the Loan Parties to grant Liens in any of their assets to any Person or imposes any conditions which must be satisfied in order for any such Liens to be so granted or creates any breach or default, whether absolute, conditional or potential upon the occurrence of any grant of such Liens.

              7.2.22    ACKNOWLEDGMENTS.

         There shall be delivered to the Administrative Agent for the benefit of each Bank a signed signature page to the Acknowledgment of the Master Guaranty Agreement and Master Intercompany Subordination Agreement ("Acknowledgment") by the Company, and a written opinion of Benesch, Friedlander, Coplan & Aronoff L.L.P. and of Albert J. Bell, Esquire, counsel for the Loan Parties on or before May 21, 1998, addressing the authorization, execution and delivery of such Acknowledgment by the Company and the enforceability of such Acknowledgment with respect to the Company (in a form similar to the form of opinion referenced in Section 6.1.4).

         7.3      REPORTING REQUIREMENTS.

         The Borrower covenants and agrees that until payment in full of the Revolving Credit Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Revolving Credit Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Revolving Credit Banks:

              7.3.1     QUARTERLY FINANCIAL STATEMENTS.

         As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Company, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Presi-dent or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP and as to fairness of presentation, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. Wherever referenced in this Section 7, the term "consolidating" is limited to consolidating information on a basis consistent with current accounting practices of the Company.

              7.3.2     ANNUAL FINANCIAL STATEMENTS.

         As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated and consolidating financial statements of the Company consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and with respect to the consolidated statements, certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents, together with a letter of such accountants substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Company, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower's calculations with respect to the certificate to be delivered pursuant to Section 7.3.3 with respect to such financial statements.

              7.3.3     CERTIFICATE OF THE BORROWER.

         Concurrently with the financial statements of the Company furnished to the Administrative Agent and to the Revolving Credit Banks pursuant to Sections
7.3.1 and 7.3.2, a certificate of the Borrower and the Company signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower and the Company, in the form of EXHIBIT 7.3.3, to the effect that, except as described pursuant to Section 7.3.4, (i) the representations and warranties contained in Article and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2.

              7.3.4     NOTICE OF DEFAULT.

         Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

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

              7.3.5     NOTICE OF LITIGATION.

         Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of uninsured claims (provided that a claim shall be deemed to be uninsured unless the insurance company is a reputable insurance company and has acknowledged that the claim is covered by the applicable insurance policy without any reservation to challenge the applicability thereof) in excess of $10,000,000 or which if adversely determined would constitute a Material Adverse Change.

              7.3.6     CERTAIN EVENTS.

         Written notice:

               (i) at least five (5) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.7(iv) which exceed $25 million, and

               (ii) within the time limits set forth in Section 7.2.14, any amendment to the organizational documents of any Loan Party.

              7.3.7     REPORTS AND INFORMATION.

         Promptly upon their becoming available to any Loan Party:

               (i) any reports including management letters submitted to the Company or the Borrower by independent accountants in connection with any annual, interim or special audit;

               (ii) any reports, notices or proxy statements generally distributed by the Company to its stockholders on a date no later than the date supplied to such stockholders;

               (iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, as may be filed by the Company with the Securities and Exchange Commission;

               (iv) a copy of any order in any proceeding to which the Company, the Borrower or any of its Subsidiaries is a party issued by any Official Body; and

               (v) such other reports and information as any of the Revolving Credit Banks may from time to time reasonably request. The Loan Parties shall also notify the Revolving Credit Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

              7.3.8     NOTICES REGARDING PLANS AND BENEFIT ARRANGEMENTS.

                7.3.8.1      CERTAIN EVENTS.

         Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

               (i) any Reportable Event with respect to the Company or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

               (ii) any Prohibited Transaction which could subject the Company or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

               (iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

               (iv) any partial or complete withdrawal from a Multiemployer Plan by the Company or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

               (v) any cessation of operations (by the Company or any other member of the ERISA Group) at a facility in the circumstances described in Section 4063(e) of ERISA,

               (vi) withdrawal by the Company or any other member of the ERISA Group from a Multiple Employer Plan,

               (vii) a failure by the Company or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

               (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

               (ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                7.3.8.2      NOTICES OF INVOLUNTARY TERMINATION AND ANNUAL
REPORTS.

         Promptly after receipt thereof, copies of (a) all notices received by the Company or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Company or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and
(b) at the request of the Administrative Agent or any Revolving Credit Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Company or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Company or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B








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

(Actuarial Information) to the annual report filed by the Company or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                7.3.8.3      NOTICE OF VOLUNTARY TERMINATION.

         Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

                                   8. DEFAULT
                                      -------

         8.1      EVENTS OF DEFAULT.

         An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

              8.1.1     PAYMENTS UNDER LOAN DOCUMENTS.

         The Borrower shall fail to pay when due any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or any Reimbursement Obligations or shall fail to pay within three (3) Business Days when due any interest on any Loan or on any Reimbursement Obligations or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

              8.1.2     BREACH OF WARRANTY.

         Any representation or warranty made or deemed made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or deemed made or furnished;

              8.1.3     BREACH OF NEGATIVE COVENANTS.

         Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.2;

              8.1.4     BREACH OF OTHER COVENANTS.

         Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any Executive Officer of the Borrower or the Company becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Managing Agents in their sole discretion);

              8.1.5     DEFAULTS IN OTHER AGREEMENTS OR INDEBTEDNESS.

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

         If a breach, default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $10,000,000 in the aggregate and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

              8.1.6     FINAL JUDGMENTS OR ORDERS.

         Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment either (i) is not discharged, vacated, bonded or stayed pending appeal within a period of sixty
(60) days from the date of entry, or (ii) is not fully insured (provided that a judgment shall be deemed to be uninsured unless the insurance company is a reputable insurance company and has acknowledged that the judgment is covered by the applicable insurance policy without any reservation to challenge the applicability thereof) or any Loan Parties' or any of their Subsidiaries' assets having a value on the Company's books in excess of $10,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

              8.1.7     LOAN DOCUMENT UNENFORCEABLE.

         Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested;

              8.1.8     NOTICE OF LIEN OR ASSESSMENT.

         A notice of Lien or assessment in excess of $10,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within sixty (60) days after the same becomes payable (unless the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed);

              8.1.9     INSOLVENCY.

         The Company, the Borrower, any Material Subsidiary, or one or more other Subsidiaries of the Borrower which individually or in the aggregate represent more than five percent (5%) of the book value of the consolidated assets of the Borrower and its Subsidiaries, ceases to be able to pay its debts as they become due or admits in writing its inability to pay its debts as they mature;

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

              8.1.10    EVENTS RELATING TO PLANS AND BENEFIT ARRANGEMENTS.

         Any of the following occurs: (i) any Reportable Event, which the Documentation Agent and the Administrative Agent determine in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i),
(ii), (iii) or (iv) above, the Administrative Agent determines in good faith that the amount of the Company's liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Company or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Company or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Company or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Company or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v),
(vi), (vii), (viii) or (ix), the Documentation Agent and the Administrative Agent determine in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Company and the other members of the ERISA Group;

              8.1.11    CESSATION OF BUSINESS.

         Any of the Company, the Borrower, (except as permitted by Section 7.2.6 or Section 7.2.7) any Material Subsidiary, or (except as permitted by Section
7.2.6 or Section 7.2.7) one or more other Subsidiaries of the Borrower which individually or in the aggregate represent more than five percent (5%) of the book value of the consolidated assets of the Borrower and its Subsidiaries, ceases to conduct its business as contemplated or such Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

              8.1.12    CHANGE OF CONTROL.

         (i) Any person or group of persons (within the meaning of Section 13(a) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 33.33% or more of the voting capital stock of the Company; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors on the board of directors of the Company on the first day of such period together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Company;

              8.1.13    INVOLUNTARY PROCEEDINGS.

         A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any the Company, the Borrower, any Material Subsidiary, or any other Subsidiary the result of which proceeding against such other Subsidiary would be a Material Adverse Change, in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or any Subsidiary of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

              8.1.14    VOLUNTARY PROCEEDINGS.

         Any of the Company, the Borrower, any Material Subsidiary or any other Subsidiary the result of which voluntary case by such other Subsidiary would be a Material Adverse Change, shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

         8.2      CONSEQUENCES OF EVENT OF DEFAULT.

              8.2.1 EVENTS OF DEFAULT OTHER THAN BANKRUPTCY, INSOLVENCY OR REORGANIZATION PROCEEDINGS.

         If an Event of Default specified under Sections 8.1.1 through 8.1.12 shall occur and be continuing, the Banks and the Administrative Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, no Swing Loans shall be made, and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower, take one or more of the following actions: (i) terminate the Revolving Credit Commitments and thereupon the Revolving Credit Commitments shall be terminated and of no further force and effect, (ii) declare the unpaid principal amount of the Revolving Credit Notes, the Swing Note and all Reimbursement Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Revolving Credit Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Revolving Credit Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Banks, and grants to the Administrative Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Administrative Agent shall return such cash collateral to the Borrower;

              8.2.2     BANKRUPTCY, INSOLVENCY OR REORGANIZATION PROCEEDINGS.

         If an Event of Default specified under Section 8.1.13 or 8.1.14 shall occur, the Revolving Credit Commitments shall automatically terminate and be of no further force and effect, the Banks shall make no Loans hereunder and the Swing Lender shall make no Swing Loans hereunder and the unpaid principal amount of the Revolving Credit Notes, the Swing Note and all Reimbursement Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Revolving Credit Banks hereunder and thereunder shall be immedi-ately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived;

              8.2.3     SET-OFF.

         If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, subject to the approval of the Required Banks, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set off against and apply to the then unpaid balance of all the Revolving Credit Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any collateral, any Guaranty or any other security, right or remedy available to any Bank or the Administrative Agent;

              8.2.4     SUITS, ACTIONS, PROCEEDINGS.

         If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Revolving Credit Loans pursuant to any of the foregoing provisions of this Section 8.2, the Administrative Agent or any Revolving Credit Bank, with the approval of the Required Banks, if owed any amount with respect to the Revolving Credit Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Revolving Credit Notes, including as permitted by applicable Law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Revolving Credit Bank;

              8.2.5     APPLICATION OF PROCEEDS.

         From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of any collateral, or any part thereof, the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

               (i) first, to reimburse the Administrative Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent or the Banks in connection with realizing on any collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Banks or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of any collateral;

               (ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Managing Agents may determine in their discretion; and

               (iii) the balance, if any, to the Borrower or as required by Law.

              8.2.6     OTHER RIGHTS AND REMEDIES.

         The Administrative Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Administrative Agent and the Banks under the Loan Documents or applicable Law.

              8.2.7     RIGHT OF COMPETITIVE BID LOAN BANKS.

         If any Event of Default shall occur and be continuing, the Banks which have any Bid Loans then outstanding to the Borrower (the "Bid Loan Banks") shall not be entitled to accelerate payment of the Bid Loans or to exercise any right or remedy related to the collection of the Bid Loans until the earlier of the date on which the Revolving Credit Commitments shall be terminated hereunder pursuant to Section 8.2 or the Revolving Credit Loans or any other Indebtedness of the Borrower to the Revolving Credit Banks shall have become due and payable pursuant to Section 8.2. Upon such a termination of the Revolving Credit
Commitments: (i) reference to Revolving Credit Loans and Revolving Credit Notes in Section 8.2 shall be deemed to apply also to the Bid Loans and the Bid Notes, respectively, and the Bid Loan Banks shall be entitled to all enforcement rights given to a holder of Revolving Credit Loans in Section 8.2 and (ii) the definition of Required Banks shall be changed as provided in Section 1.1 so that each Bank shall have voting rights hereunder in proportion to its share of the total Loans outstanding; provided that each Designating Bank shall serve as the agent of its Designated Lender and as such shall exercise all voting, approval and related rights on behalf of its Designated Lender as more fully described in
Section 10.11.3 and in the Designation Agreement.

         8.3      NOTICE OF SALE.

         Any notice required to be given by the Administrative Agent of a sale, lease, or other disposition of the any collateral or any intended action by the Administrative Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

                             9. THE MANAGING AGENTS
                                -------------------

         9.1      APPOINTMENT.

         Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Documentation Agent and National City Bank to act as Administrative Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and


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each holder of any Revolving Credit Note by the acceptance of a Revolving Credit
Note shall be deemed irrevocably to authorize, the Documentation Agent and the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Documentation Agent or the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank, agrees to act as the Documentation Agent and National City Bank agrees to act as the Administrative Agent on behalf of the Banks to the extent provided in this Agreement.

         9.2      DELEGATION OF DUTIES.

         The Documentation Agent and the Administrative Agent may perform any of their respective duties hereunder by or through agents or employees (PROVIDED such delegation does not constitute a relinquishment of its duties as Documentation Agent or Administrative Agent, respectively) and, subject to Sections 9.5 and 9.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

         9.3      NATURE OF DUTIES; INDEPENDENT CREDIT INVESTIGATION.

         The Documentation Agent, the Administrative Agent, the Managing Agents and the Syndication Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Documentation Agent, the Administrative Agent, the Managing Agents and the Syndication Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Documentation Agent, the Administrative Agent, the Managing Agents or the Syndication Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Documentation Agent, the Administrative Agent, the Managing Agents and the Syndication Agent have not made any representations or warranties to it and that no act by the Documentation Agent, any Managing Agent, the Syndication Agent or the Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Documentation Agent, any Managing Agent, the Syndication Agents or the Administrative Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Documentation Agent, the Administrative Agent, the Managing Agents and the Syndication Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Documentation Agent, the Managing Agents, the Syndication Agent and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

         9.4 ACTIONS IN DISCRETION OF DOCUMENTATION AGENT AND ADMINISTRATIVE AGENT; INSTRUCTIONS FROM THE BANKS.

         The Documentation Agent and the Administrative Agent each agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Documentation Agent's or the Administrative Agent's rights, powers or discretion herein, PROVIDED that the Documentation Agent or Administrative Agent shall not be required to take any action which exposes the Documentation Agent or the Administrative


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Agent to personal liability or which is contrary to this Agreement or any other
Loan Document or applicable Law. In the absence of a request by the Required Banks, the Documentation Agent or the Administrative Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6. Subject to the provisions of Section 9.6, no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Documentation Agent or the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Documentation Agent or the Administrative Agent.

         9.5 REIMBURSEMENT AND INDEMNIFICATION OF ADMINISTRATIVE AGENT AND DOCUMENTATION AGENT BY THE BORROWER.

         The Borrower unconditionally agrees to pay or reimburse the Administrative Agent and Documentation Agent and save the Administrative Agent and Documentation Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Administrative Agent and Documentation Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and
(b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, the Documentation Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Documentation Agent or the Administrative Agent hereunder or thereunder, PROVIDED that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Documentation Agent's or Administrative Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Administrative Agent's regular employees and agents engaged to perform audits of the Loan Parties' books, records and business properties.

         9.6      EXCULPATORY PROVISIONS.

         None of the Documentation Agent, the Administrative Agent, any Managing Agent, the Syndication Agent or any Issuing Letter of Credit Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or its respective directors, officers, employees, agents, attorneys or Affiliates own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any


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

other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. None of the Documentation Agent, the Administrative Agent, any Managing Agent, the Syndication Agent or Issuing Letter of Credit Bank or any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates shall be liable to any of the Loan Parties for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents.

         9.7 REIMBURSEMENT AND INDEMNIFICATION BY BANKS OF THE DOCUMENTATION AGENT, THE MANAGING AGENTS, THE SYNDICATION AGENT AND THE ADMINISTRATIVE AGENT.

         Each Bank agrees to reimburse and indemnify the Documentation Agent, the Administrative Agent, any Managing Agent, the Syndication Agent and any Issuing Letter of Credit Bank (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Documentation Agent, the Administrative Agent, any Managing Agent, the Syndication Agent or any Issuing Letter of Credit Bank in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Documentation Agent, the Administrative Agent, a Managing Agent, the Syndication Agent or any Issuing Letter of Credit Bank hereunder or thereunder, PROVIDED that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Documentation Agent's, Administrative Agent's, any Managing Agent's, the Syndication Agent's or any Issuing Letter of Credit Bank's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Administrative Agent in connection with the Administrative Agent's periodic audit of the Loan Parties' books, records and business properties.

         9.8 RELIANCE BY DOCUMENTATION AGENT, ADMINISTRATIVE AGENT, MANAGING AGENTS AND SYNDICATION AGENT.

         The Documentation Agent, the Administrative Agent, the Managing Agents, the Syndication Agent and the Issuing Letter of Credit Banks shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Administrative Agent. The Documentation Agent, the Administrative Agent, the Managing Agents, the Syndication Agent and the Issuing Letter of Credit Banks shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense (other than a liability or ex-

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

pense relating to gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action.

         9.9      NOTICE OF DEFAULT.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Administrative Agent has received written notice from a Revolving Credit Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

         9.10     NOTICES.

         The Administrative Agent and the Documentation Agent shall promptly send to each Revolving Credit Bank a copy of all notices and other documents received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Administrative Agent shall promptly notify the Borrower and the other Revolving Credit Banks of each change in the Base Rate and the effective date thereof.

         9.11     BANKS IN THEIR INDIVIDUAL CAPACITIES.

         With respect to their Revolving Credit Commitments and the Loans made by them, the Documentation Agent and the Administrative Agent shall have the same rights and powers hereunder as any other Revolving Credit Bank and may exercise the same as though it were not the Documentation Agent or the Administrative Agent, and the term "Revolving Credit Banks" shall, unless the context otherwise indicates, include the Documentation Agent and the Administrative Agent in their individual capacity. The Documentation Agent and its Affiliates, the Administrative Agent and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Loan Parties and their Affiliates, in the case of the Documentation Agent, as though it were not acting as Documentation Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

         9.12     HOLDERS OF NOTES.

         The Administrative Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         9.13     EQUALIZATION OF BANKS.

         The Banks and the holders of any participations in any Revolving Credit Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Revolving Credit Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such ex-

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cess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Revolving Credit Notes, except as otherwise provided in Sections 3.4.2 or 4.5.1. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Revolving Credit Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Revolving Credit Notes, PROVIDED that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

         9.14     SUCCESSOR ADMINISTRATIVE AND DOCUMENTATION AGENTS.

         The Administrative Agent (i) may resign as Administrative Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Administrative Agent is a Revolving Credit Bank, the Administrative Agent's Loans and its Revolving Credit Commitment shall be considered in determining whether the Required Banks have requested such resignation), in either case of
(i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrower. The Documentation Agent may resign as Documentation Agent. If the Administrative Agent or Documentation Agent shall resign under this Agreement, then subject to the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists) either (a) the Required Banks shall appoint from among the Revolving Credit Banks a successor administrative agent or documentation agent for the Revolving Credit Banks, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent's notice or the Documentation Agent's notice to the Revolving Credit Banks of its resignation, then the Administrative Agent or the Documentation Agent, as the case may be, shall appoint a successor administrative agent or documentation agent, as the case may be, who shall serve as Administrative Agent or Documentation Agent until such time as the Required Banks appoint a successor administrative agent or documentation agent. Upon its appointment, such successor administrative agent or documentation agent shall succeed to the rights, powers and duties of the Administrative Agent or the Documentation Agent, as the case may be, and the term "Administrative Agent" or "Documentation Agent" shall mean such successor effective upon its appointment, and the former Administrative Agent's or Documentation Agent's rights, powers and duties as Administrative Agent or Documentation Agent, as the case may be, shall be terminated without any other or further act or deed on the part of such former Administrative Agent or Documentation Agent or any of the parties to this Agreement. After the resignation of any Administrative Agent or Documentation Agent hereunder, the provisions of this Article shall inure to the benefit of such former Administrative Agent or Documentation Agent and such former Administrative Agent or Documentation Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Administrative Agent or Documentation Agent under this Agreement.

         9.15     OTHER FEES.

         The Borrower shall pay to the Administrative Agent, at the times set forth in such letter, the bid loan processing fee and administrative fees due pursuant to that certain commitment letter dated March 25, 1996, among the Borrower and the various Agents and that certain letter agreement between Borrower and the Administrative Agent dated March 21, 1997, and each as later amended.

         9.16     AVAILABILITY OF FUNDS.







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

         Unless the Administrative Agent shall have been notified by a Bank prior to the date upon which a Loan is to be made that such Bank does not intend to make available to the Administrative Agent such Bank's portion of such Loan, the Administrative Agent may assume that such Bank has made or will make such proceeds available to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Administrative Agent recovers such amount, at a rate per annum equal to the Federal Funds Effective Rate.

         9.17     CALCULATIONS.

         In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Administrative Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

         9.18     BENEFICIARIES.

         Except as expressly provided herein, the provisions of this Article are solely for the benefit of the Documentation Agent, the Administrative Agent, the Managing Agents, the Syndication Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

         9.19     ABSENCE OF DUTIES OF MANAGING AGENTS AND SYNDICATION AGENT.

         The Managing Agents and the Syndication Agent shall have no obligations or duties under this Agreement.

                                10. MISCELLANEOUS
                                    -------------

         10.1     MODIFICATIONS, AMENDMENTS OR WAIVERS.

         With the written consent of the Required Banks, the Administrative Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder; provided, however, that the written consent of the Required Banks shall not be required with respect to the joinder of additional Loan Parties pursuant to Section 10.18 Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan





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Parties; PROVIDED, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

              10.1.1 INCREASE OF REVOLVING CREDIT COMMITMENT; EXTENSION OR EXPIRATION DATE.

         Increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend the Expiration Date;

              10.1.2 EXTENSION OF PAYMENT; REDUCTION OF PRINCIPAL INTEREST OR FEES; MODIFICATION OF TERMS OF PAYMENT.

         Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Facility Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Facility Fee or any other fee payable to any Bank;

              10.1.3    RELEASE OF GUARANTOR.

         Release the Company or any Material Subsidiary from its Obligations under the Master Guaranty Agreement or any other security for any of the Loan Parties' Obligations; or

              10.1.4    MISCELLANEOUS

         Amend Sections 4.2 [Pro Rata Treatment of Banks], 9.6 [Exculpatory Provisions] or 9.13 [Equalization of Banks] or this Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder.

         No agreement, waiver or consent which would modify the interests, rights or obligations of the Documentation Agent in its capacity as Documentation Agent, of the Administrative Agent in its capacity as Administrative Agent or of an Issuing Letter of Credit Bank in its capacity as the issuer of Letters of Credit shall be effective without the written consent of the Documentation Agent, the Administrative Agent or such Issuing Letter of Credit Bank, respectively.

         10.2     NO IMPLIED WAIVERS; CUMULATIVE REMEDIES; WRITING REQUIRED.

         No course of dealing and no delay or failure of the Documentation Agent, the Administrative Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Documentation Agent, the Administrative Agent, the Syndication Agent, the Managing Agents, the Issuing Letter of Credit Banks and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

         10.3     REIMBURSEMENT AND INDEMNIFICATION OF BANKS BY THE BORROWER;
TAXES.

         The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Administrative Agent and the Documentation Agent, as to which the Borrower's Obligations are set forth in Section 9.5) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof,(c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and
(d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement (including without limitation
Section 4.5.2) or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, PROVIDED that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Administrative Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, documentary, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Administrative Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Administrative Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

         10.4     HOLIDAYS.

         Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2.1 with respect to Interest Periods under the Revolving Credit Euro-Rate Option), and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

         10.5     FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE.

              10.5.1    NOTIONAL FUNDING.








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

         Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Revolving Credit Euro-Rate Option applies at any time, PROVIDED that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.5 than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank; and

              10.5.2    ACTUAL FUNDING.

         Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 10.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.5) which would otherwise not be incurred.

         10.6     NOTICES.

         All notices, requests, demands, directions and other communications (as used in this Section 10.6, collectively referred to as "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) in the case of telephone, when telephoned, PROVIDED, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; PROVIDED, that notices to the Administrative Agent shall not be effective until received. Any Bank giving any notice to any Loan Party shall simultaneously send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Banks of the receipt by it of any such notice. Each Designated Lender appoints its Designating Bank as its agent for the purpose of delivering and receiving all notices hereunder as more fully set forth in
Section 10.11.3 and in its Designation Agreement with such Designating Bank.

         10.7     SEVERABILITY.

         The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be inef-fective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         10.8     GOVERNING LAW.

         Each Letter of Credit and Section 2.9 shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the New York without regard to its conflict of laws principles and the balance of this Agreement shall be deemed to be a contract under the Laws of the Ohio and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to its conflict of laws principles.

         10.9     PRIOR UNDERSTANDING.

         This Agreement and the other documents and instruments executed in connection herewith supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

         10.10    DURATION; SURVIVAL.

         All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent, the Documentation Agent, the Syndication Agent, the Managing Agents, the Issuing Letter of Credit Banks or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 7.1, 7.2, and 7.3 shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Revolving Credit Commitments, repayment of all Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 4 and Sections 9.5, 9.7 and 10.3, shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Revolving Credit Commitments.

         10.11    SUCCESSORS AND ASSIGNS.

              10.11.1   BINDING EFFECT; ASSIGNMENTS BY LOAN PARTIES.

         This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Documentation Agent, the Administrative Agent, the Syndication Agent, the Managing Agents, the Issuing Letter of Credit Banks, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein without consent of all of the Revolving Credit Banks (each on its own behalf and on behalf of any Designated Lenders of such Revolving Credit Bank).

              10.11.2 ASSIGNMENTS AND PARTICIPATIONS BY BANKS OTHER THAN ASSIGNMENTS OF BID LOANS AMONG DESIGNATING BANKS AND DESIGNATED LENDERS.







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

         This Section shall apply to any assignment or participation by a Bank of its Loans, Letters of Credit Outstandings or Revolving Credit Commitment except for assignments or designations of Bid Loans among Designating Banks or Designated Lenders described in Section 10.11.3. Each Revolving Credit Bank may, at its own cost, make assignments of all or any part of its Revolving Credit Commitment and Revolving Credit Loans and Bid Loans and its Ratable Share of Letter of Credit Outstandings to one or more banks or other entities, subject to the consent of the Borrower (which consent shall not be required during any period in which an Event of Default exists), the Issuing Letter of Credit Banks and the Administrative Agent with respect to any assignee, such consents not to be unreasonably withheld, and PROVIDED that assignments may not be made in amounts less than $5,000,000 and a Bank may assign a Bid Loan to another Person only if either such Bank is a Revolving Credit Bank and is simultaneously assigning all or a portion of its Revolving Credit Commitment to such Person or the assignee is already a Revolving Credit Bank hereunder. Each Bank may, at its own cost, grant participations in all or any part of its Revolving Credit Commitment and the Revolving Credit Loans and Bid Loans made by it and of its Ratable Share of Letter of Credit Outstandings to one or more banks or other entities, without the consent of any party hereto. In the case of an assignment of all or any portion of a Revolving Credit Commitment, upon receipt by the Administrative Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Revolving Credit Bank hereunder, the Revolving Credit Commitments in Section 2.1 shall be adjusted accordingly, and upon surrender of any Revolving Credit Note subject to such assignment, the Borrower shall execute and deliver a new Revolving Credit Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Revolving Credit Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. The assigning Bank shall surrender its Bid Note if it is assigning all of its Revolving Credit Commitment. The Borrower shall executed and deliver to the assignee a Bid Note in the form of EXHIBIT 1.1(B). Any assigning Bank (other than assignments by any Managing Agent within ninety (90) days after the Closing Date) shall pay to the Administrative Agent a service fee in the amount of $3,500 for each assignment, which amount shall not be subject to reimbursement or indemnification by the Borrower. In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 (the participant's rights against the selling Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1, 10.1.2 and 10.1.3), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation. Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent the form of certificate described in Section 10.17 relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), PROVIDED that such assignees and participants agree to be bound by the provisions of Section 10.12.

              10.11.3 ASSIGNMENTS OF BID LOANS AMONG DESIGNATING BANKS AND DESIGNATED LENDERS.

                10.11.3.1    ASSIGNMENTS TO DESIGNATED LENDERS.

         Any Revolving Credit Bank (each a "Designating Bank") may at any time, subject to the consent of the Borrower, which consent shall not be unreasonably withheld and subject to the terms of this Section 10.11.3.1, designate one or more Designated Lenders to fund Bid Loans which the Designating Bank is required to fund. The parties hereto acknowledge and agree that any Designation Agreement signed by any Bank prior to the Closing Date pursuant to the

Prior Credit Agreement shall remain in effect after the Closing Date. The provisions of Section 10.11.2 shall not apply to any designation made under this Section. No Revolving Credit Bank shall be entitled to make more than two such designations. The parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance, a Designation Agreement. Upon its receipt of an appropriately completed Designation Agreement executed by a Designating Bank, a designee representing that it is a Designated Lender and the Borrower, the Administrative Agent will accept such Designation Agreement. From and after the later of the date on which the Administrative Agent receives the executed Designation Agreement and the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make any Bid Loan on behalf of its Designating Bank pursuant to Section 2.11 after the Borrower has accepted a Bid (or a portion thereof) of the Designating Bank. The Designating Bank shall not be obligated to designate its Designated Lender to fund any Bid Loan, and such Designated Lender shall not be obligated to fund any Bid Loan, each such designation being subject to the agreement of the Designating Bank and its Designated Lender and to be made at the time that such Bid Loan is made. Each Designating Bank shall serve as the agent of the Designated Lender for purposes of giving and receiving all communications and notices and taking all actions hereunder, including without limitation votes, approvals, waivers, consents and amendments under or relating to this Agreement or the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Bank as agent for the Designated Lender and shall not be signed by the Designated Lender. The Borrower, the Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. Any Designated Lender which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent the form of certificate described in Section 10.17 relating to federal income tax withholding.

                10.11.3.2    ASSIGNMENTS BY DESIGNATED LENDERS.

         Any Designated Lender may assign its Bid Loan to its Designating Bank or to another Designated Lender designated by such Designating Bank and such assignment shall not be subject to the requirements of Section 10.11.2, provided that the Designated Lender and Designating Bank shall notify the Administrative Agent promptly of such assignment.

              10.11.4   ASSIGNMENTS BY BANKS TO FEDERAL RESERVE BANKS.

         Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Notes and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or US Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or any agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

         10.12    CONFIDENTIALITY.

         The Documentation Agent, the Administrative Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Documentation Agent, the Administrative Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such in-





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formation in connection with the administration and enforcement of this
Agreement and who are notified that the information is to be treated as confidential, (ii) to assignees and participants as contemplated by Section 10.11, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower if not prohibited, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (v) if the Borrower shall have consented to such disclosure, or (vi) after notice to the Borrower unless the Borrower is an adverse party in such litigation, in connection with any litigation to which any Bank is a party the subject matter of which involves this Agreement or is deemed necessary upon the advice of legal counsel of such Bank by such Bank in any defense of such litigation.

         10.13    COUNTERPARTS.

         This Agreement may be executed by different parties hereto on any number of separate counterparts, including facsimiles, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

         10.14    DOCUMENTATION AGENT'S OR BANK'S CONSENT.

         Whenever the Documentation Agent's, the Administrative Agent's any Managing Agent's, the Syndication Agent's, any Issuing Letter of Credit Bank's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Documentation Agent, the Administrative Agent each Managing Agent, the Syndication Agent, each Issuing Letter of Credit Bank and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

         10.15    EXCEPTIONS.

         The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

         10.16    CONSENT TO FORUM; WAIVER OF JURY TRIAL.

         EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF FRANKLIN COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR INCONVENIENT FORUM. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND





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ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE
COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

         10.17    TAX WITHHOLDING CLAUSE.

         Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of such Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participant required to deliver to the Borrower and the Documentation Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Documentation Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Documentation Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Documentation Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Documentation Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Documentation Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

         10.18    JOINDER OF GUARANTORS.

         Any Subsidiary of the Borrower which is required to join the Master Guaranty Agreement pursuant to Section 7.2.9 shall execute and deliver to the Documentation Agent a signature page to the Master Guaranty Agreement and to the Master Intercompany Subordination Agreement. The Loan Parties shall deliver such Guarantor Joinder to the Documentation Agent within five (5) Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation or, if acquired, the date of acquisition.






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                   [SIGNATURE PAGE 1 OF 4 TO CREDIT AGREEMENT]

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                             BORROWER:

                             CONSOLIDATED STORES CORPORATION

                             By:____________________________________________
                             Title:_________________________________________

                             ADMINISTRATIVE AGENT:

                             NATIONAL CITY BANK, as Administrative Agent, as a Managing Agent and as a Bank

                             By:____________________________________________
                             Title:_________________________________________

                             OTHER MANAGING AGENTS:

                             THE BANK OF NEW YORK, as Syndication Agent, as a Managing Agent and as a Bank

                             By:____________________________________________
                             Title:_________________________________________

                             BANK ONE, N.A., as Co-Syndication Agent, as a Managing Agent and as a Bank

                             By:____________________________________________
                             Title:_________________________________________

                             BANK OF AMERICA NT & SA, as a Managing Agent and as a Bank

                             By:____________________________________________
                             Title:_________________________________________

                   [SIGNATURE PAGE 2 OF 4 TO CREDIT AGREEMENT]

                             FIRST UNION NATIONAL BANK , as a Managing Agent and as a Bank

                             By:___________________________________________
                             Title:________________________________________

                             FLEET NATIONAL BANK, as a Managing Agent and as a Bank

                             By:___________________________________________
                             Title:________________________________________

                             NATIONSBANK, N.A., as a Managing Agent and as a Bank

                             By:___________________________________________
                             Title:________________________________________

                             PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent, as a Managing Agent and as a Bank

                             By:___________________________________________
                             Title:________________________________________

                             CO-AGENTS:

                             BANK OF TOKYO - MITSUBISHI TRUST COMPANY, as a Co-Agent and as a Bank

                             By:___________________________________________
                             Title:________________________________________

                   [SIGNATURE PAGE 3 OF 4 TO CREDIT AGREEMENT]

                              KEYBANK NATIONAL ASSOCIATION, as a Co-Agent and as a Bank

                              By:________________________________________
                              Title:_____________________________________

                              OTHER BANKS:

                              ABN AMRO BANK N.V.
                              By:  ABN AMRO NORTH AMERICA, INC., its Agent

                              By:________________________________________
                              Title:_____________________________________

                              By:________________________________________
                              Title:_____________________________________

                              BANKBOSTON, N.A.

                              By:________________________________________
                              Title:_____________________________________

                              COMERICA BANK

                              By:________________________________________
                              Title:_____________________________________

                              THE FIFTH THIRD BANK OF COLUMBUS

                              By:________________________________________
                              Title:_____________________________________

                   [SIGNATURE PAGE 4 OF 4 TO CREDIT AGREEMENT]

                              FIRST HAWAIIAN BANK

                              By:_______________________________________
                              Title:____________________________________

                              MARINE MIDLAND BANK

                              By:______________________________________
                              Title:___________________________________

                              MERCANTILE BANK, NATIONAL ASSOCIATION

                              By:______________________________________
                              Title:___________________________________

                              STAR BANK, N.A.

                              By:______________________________________
                              Title:___________________________________

                              WACHOVIA BANK OF GEORGIA, N.A.

                              By:______________________________________
                              Title:___________________________________

                             WELLS FARGO BANK, N.A.

                             By:_______________________________________
                             Title:____________________________________